Exhibit (d)

This description of the Province of Ontario is dated November 30, 2007 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2007.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The inverse of the noon buying rate in New York City on November 30, 2007 for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = $1.0007 (U.S.). See “4. Public Debt — (4) Selected Debt Statistics — The Canadian Dollar.”

In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission on Form 18-K for the fiscal year ended March 31, 2007. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments are available to the public on the Internet on the SEC’s web site located at http://www.sec.gov. and can be read and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges. Copies of such documents may also be obtained without charge from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M5G 1Z3, telephone (416) 325-8128.

PROVINCE OF ONTARIO SUMMARY INFORMATION

The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,
	2002	2003	2004	2005	2006
	(in millions unless otherwise indicated)

Economy(1)
Gross Domestic Product at Market Prices	$477,763	$493,081	$516,792	$536,908	$557,784
Personal Income	369,420	381,127	399,828	417,835	438,030
Consumer Price Index (annual change)	2.0%	2.7%	1.9%	2.2%	1.8%
Unemployment (average annual rate)	7.1%	6.9%	6.8%	6.6%	6.3%

					Current
					Outlook
	2003-04	2004-05	2005-06	2006-07	2007-08(2)
			(in millions)

Government Finances
Revenue	$68,400	$77,841	$84,225	$90,397	$92,086
Expense
Programs	64,279	70,028	74,908	79,297	82,269
Interest on Debt	9,604	9,368	9,019	8,831	9,067

Total Expense	73,883	79,396	83,927	88,128	91,336

Surplus/(Deficit) Before Reserve	$(5,483)	$(1,555)	$298	$2,269	$750
Reserve	$—	$—	$—	$—	$750

Surplus/(Deficit)	$(5,483)	$(1,555)	$298	$2,269	$0
Net Debt(3)(4)	138,816	140,921	141,928	141,100	142,845
Accumulated Deficit(3)	$124,188	$125,743	$109,155	$106,776	$106,776

	As at March 31,
	2003	2004	2005	2006	2007
			(in millions)

Public Sector Debt
Net Debt(3)(4)	$132,647	$138,816	$140,921	$141,928	$141,100
Obligations Guaranteed	4,100	3,400	3,200	3,300	2,600
Other Public Sector Debt	9,704	10,828	12,863	14,691	18,187

Total	$146,451	$153,044	$156,984	$159,919	$161,887

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	First-quarter fiscal forecast as at June 30, 2007.

(3)	Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the Surplus/Deficit of the Province plus the change in tangible capital assets and the change in net assets of hospitals, school boards and colleges. Accumulated Deficit is calculated as the difference between liabilities and total assets including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the Surplus/Deficit. For fiscal 2005 — 06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these Broader Public Sector (“BPS”) entities. For fiscal 2006 — 07, the change in the Accumulated Deficit includes an adjustment to the unfunded liability of the Ontario Electricity Financial Corporation made at the beginning of the year.

(4)	Net Debt is restated in 2003 — 04, 2004 — 05 and 2005 — 06 to reflect the value of hydro corridor lands transferred to the Province from Hydro One Inc.

Sources: Ontario Ministry of Finance and Statistics Canada.

1. OVERVIEW

Area and Population

The Province of Ontario covers an area of approximately 1,076,395 square kilometres (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on 1st July, 2007 was 12.8 million, or 38.8% of Canada’s population of 33.0 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, southern Ontario contains approximately 93.6% of its population. The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 5.88 million on 1st July, 2006.

Government

Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.

The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the Legislative Assembly. The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party. The Legislative Assembly consists of 107 seats, each representing a specified territorial division of the Province, and is elected for a four-year term. A dissolution of the Legislative Assembly prior to the end of the four-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

The last Provincial election was held on October 10, 2007. Present party standings in the Legislative Assembly are: Ontario Liberal Party, 71 seats; Progressive Conservative Party of Ontario, 26 seats and New Democratic Party of Ontario, 10 seats. The current government of the Province is formed by the Ontario Liberal Party.

Economic Setting

Gross Domestic Product (“GDP”) at current market prices in 2006 was $557,784 million, representing 38.6% of the Canadian GDP. Personal income per capita in 2006 was $34,526, or 2.9% above the national average.

An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.

Ontario’s Share Of Canadian Economic Activity, 2006

	Total
	Canadian
	Economic	Ontario’s Share of
	Activity	Canadian Total
	(in millions)	(%)

Gross Domestic Product	$1,446,307	38.6
Business Investment	277,885	32.5
Exports	524,706	42.9
Consumption	803,502	39.8
Personal Income	1,094,724	40.0
Sources: Statistics Canada and Ontario Ministry of Finance.

The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.

Percentage Distribution Of Real Gross Domestic Product By Industry, 2006
(at 1997 Prices)

	Ontario	Canada	United States(1)
	(%)	(%)	(%)

Goods(2)	28.5	31.5	21.8
Of which: Primary	1.7	7.1	2.9
Manufacturing	19.1	15.6	12.1
Services	72.5	68.5	78.2

Total(3)	100.0	100.0	100.0

Sources: Ontario Ministry of Finance, Statistics Canada and the United States Department of Commerce.

(1)	GDP in current dollars.

(2)	Consists of primary, utilities, construction and manufacturing industries.

(3)	Components may not add to total due to rounding.

Foreign Relations

The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2. ECONOMY

(1) Major Economic Indicators

Overview

Ontario’s GDP at current market prices in 2006 was $557,784 million. GDP in constant 1997 dollars (“Real GDP”) was $521,648 million in 2006, an increase of 2.1% over 2005. The five-year average annual growth rate of real GDP from 2002 to 2006 was 2.4%. Real GDP in 2006 increased at a quarterly rate of 0.7% in the first quarter, 0.4% in the second quarter, 0.1% in the third quarter and 0.7% in the fourth quarter.

Ontario’s economy grew by 2.1% in 2006, following growth of 2.9% in 2005. Economic growth was fuelled by strong domestic demand in 2006. Consumer spending grew by 3.5% while housing construction advanced 1.1%. Business investment in machinery and equipment was up a strong 11.2%. Real non-residential construction investment grew at a robust 10.4%, following growth of 3.6% in 2005. A strong Canadian dollar, weaker U.S. demand and restructuring in the auto sector resulted in a 0.2% decline in real exports in 2006, following growth of 2.2% in 2005.

The following table provides a summary of major economic indicators for Ontario from 2002 to 2006. For the most recently available economic indicators, See “2. Economy — (2) Recent Economic Developments”.

Major Economic Indicators

						Average
						Annual
						Rate of
	Year ended December 31,					Growth
	2002	2003	2004	2005	2006	2002-2006
	(in millions unless otherwise indicated)					(%)

Personal Expenditure on Consumer Goods and Services	$264,488	$276,607	$289,843	$305,078	$319,867	5.0
Government Expenditure on Goods and Services	92,844	100,284	106,180	113,211	119,711	6.5
Business Gross Fixed Capital Formation	72,717	75,077	79,429	84,183	90,390	5.1
Exports of Goods and Services	322,731	311,029	323,523	328,808	328,469	0.8
Imports of Goods and Services	275,265	271,042	285,743	298,557	304,939	2.6
Adjustment for Inventory Changes	407	1,134	3,634	3,958	4,106	—
Statistical Discrepancy and Other Transactions	−159	−8	−74	226	179	—

Gross Domestic Product at Market Prices	477,763	493,081	516,792	536,908	557,784	4.2
Gross Domestic Product in Constant 1997 Prices	477,763	484,341	496,208	510,740	521,648	2.4
Gross Domestic Product Price Deflator (Index)	100.0	101.8	104.1	105.1	106.9	1.8
Personal Income (Ontario)	369,420	381,127	399,828	417,835	438,030	3.9
Personal Income (Canada)	898,843	931,773	982,181	1,032,247	1,094,724	4.5
Personal Income per Capita (July Population):
Ontario (in dollars)	30,525	31,081	32,201	33,271	34,526	2.6
Canada (in dollars)	28,651	29,416	30,703	31,959	33,556	3.5
Population (July in thousands):
Ontario	12,102	12,263	12,420	12,565	12,705	1.2
Canada	31,373	31,676	31,995	32,312	32,649	1.0

	Year ended December 31,					Average
	2002	2003	2004	2005	2006	2002-2006

Consumer Price Index (annual Change):
Ontario	2.0%	2.7%	1.9%	2.2%	1.8%	2.1%
Canada	2.2%	2.8%	1.8%	2.2%	2.0%	2.2%
Unemployment (average annual Rate):
Ontario	7.1%	6.9%	6.8%	6.6%	6.3%	6.7%
Canada	7.7%	7.6%	7.2%	6.8%	6.3%	7.1%
Totals may not add due to rounding.

Source: Ontario Ministry of Finance and Statistics Canada.

Personal Expenditure

In 2006, personal expenditure on consumer goods and services, the largest component of GDP, increased 4.8% over 2005. From 2002 through 2006, personal expenditure increased at an average annual rate of 5.0%.

Government Expenditure

Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 21.5% of provincial output in 2006.(1)( From 2002 through 2006, government expenditure increased at an average annual rate of 6.5%.

Capital Expenditure

In 2006, total capital expenditure was $105,864 million, or 19.0% of GDP, up 7.5% from $98,500 million in 2005. The major sources of total capital expenditure were housing (30.3%), trade, finance, commercial and information and cultural industries (27.5%), institutional services and government departments (15.7%), manufacturing (9.5%), transportation, warehousing and utilities (11.1%), primary and construction industries (4.6%) and professional, scientific and technical services (1.2%). From 2002 through 2006, total capital expenditure increased at an average annual rate of 5.5%.

Business gross fixed capital formation in 2006 was $90,390 million. This accounted for 85.4% of total capital expenditure and 16.2% of GDP at current market prices.

Exports and Imports

In 2006, Ontario’s exports of goods and services totaled $328,469 million, the equivalent of 58.9% of Ontario’s nominal GDP, of which 68.5% were international exports and 31.5% were interprovincial exports. By comparison, Ontario international exports represented 42.9% of Canada’s total exports. Ontario’s imports of goods and services totaled $304,939 million in 2006, resulting in a positive overall trade balance of $23,530 million.

Ontario’s international goods exports include: motor vehicles and parts, which accounted for 41.4% of its total value of merchandise exports in 2006; capital equipment such as machinery, electrical and electronic goods, and scientific and professional equipment, which accounted for 21.3%; industrial materials such as steel, chemicals, plastics and rubber, which accounted for 21.4%; agricultural, forestry, energy and mining-related products, which accounted for 8.9%; and consumer goods such as furniture, drugs and clothing, which accounted for 4.5%.

Ontario’s leading interprovincial exports include financial, insurance and real estate services, wholesale trade, food products, transportation equipment, chemicals and electrical equipment.

(1) The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade agreement between Canada and Chile came into force on July 5, 1997. Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (“WTO”) (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.

(2) Recent Economic Developments

Real output in the Ontario economy grew by 0.6% (2.3% annualized) in the second quarter of 2007, measured in 1997 dollars, down from a 0.8% pace (3.2% annualized) in the first quarter of 2007. In current dollars, nominal GDP grew by 1.9% to reach an annualized level of $586.3 billion.

Real economic growth in the second quarter was boosted by Ontario household and business spending and by a further build up in inventories. Final domestic demand increased by 0.7% (2.9% annualized) in real terms.

Over the first ten months of 2007, Ontario employment is up by 99,300 jobs or 1.5%, compared to the same period in 2006. The unemployment rate was 6.0% in October.

In October 2007, the Ontario Consumer Price Index (“CPI”) inflation rate was 2.3%.

Economic Outlook

In the 2007 Ontario Budget, the Ministry of Finance projected real GDP growth of 1.6 per cent in 2007, following an increase of 2.1 per cent in 2006. The continued modest rate of economic growth reflects the appreciation of the Canadian dollar, continuing high oil prices, higher interest rates and an easing in the pace of growth in the U.S. economy.

The average private-sector forecast for Ontario economic growth is currently 2.0 per cent for 2007, up from 1.7 per cent at the time of the 2007 Ontario Budget.

(3) Structure of the Economy

Secondary Industries

Manufacturing.  Ontario is Canada’s leading manufacturing province. In 2006, Ontario’s manufacturing volume of output (measured in 1997 dollars) totaled about $85 billion, or 49% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in 1997 dollars) was 19%.

Manufacturing Real Gross Domestic Product
(Chained 1997 dollars)

	Year ended December 31,
	2002	2003	2004	2005	2006
	(in millions)

Transportation Equipment	$18,476	$18,760	$20,167	$20,331	$20,088
Auto Industry (Vehicle & Parts)	17,126	17,404	18,688	18,825	17,821
Other Transportation Equipment	1,350	1,356	1,478	1,507	1,707
Primary Metal and Fabricated Metal Products	13,101	12,849	12,778	12,464	11,770
Food, Beverage and Tobacco	9,462	9,362	9,715	9,935	9,601
Chemical and Petroleum Products	8,632	8,893	8,988	8,804	8,541
Electrical and Electronic Products	7,696	7,970	7,833	8,333	8,173
Machinery	6,052	5,860	5,690	5,821	5,833
Paper Products and Printing	6,471	6,385	6,175	6,114	5,566
Plastic and Rubber Products	5,943	5,826	5,705	5,427	5,094
Wood Products and Furniture	4,936	4,669	4,540	4,498	4,473
Textile, Clothing and Leather Products	1,851	1,625	1,547	1,449	1,280
Other Manufacturing	4,067	4,142	4,246	4,161	4,440

Manufacturing Total(1)	$86,965	$86,432	$88,018	$87,808	$84,763

Sources: Office of Economic Policy, Ontario Ministry of Finance and Statistics Canada.

(1) Totals may not add due to rounding and chained GDP data.

Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2006, output in this sector totaled $20.1 billion, or approximately 24% of total Ontario manufacturing output. In 2006, Ontario accounted for about 97% of Canadian-manufactured motor vehicles, parts and accessories GDP, and 16.1% of North America’s motor vehicle assembly. Ontario’s international trade surplus in automotive products was $9.3 billion in 2006. Capital investment in Ontario’s transportation equipment industry totaled $4 billion in 2006 and capital investment intentions for 2007, according to Statistics Canada data, are $3.2 billion.

In 2006, 59% of Canada’s electrical and electronic product manufacturing was in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted an estimated $4.6 billion worth of industrial research and development in 2004, and accounted for 57.8% of total Canadian manufacturing industrial research and development.

Construction.  Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 3.9% in 2007 to $57.6 billion. The highest increase is in business at 10.6%, followed by government and institutions at 9.1%. In 2006, capital spending intentions on housing construction constitutes the largest share, representing 50.2% of the total.

Ontario Construction Capital Expenditure

	Year ended December 31,
	2002	2003	2004	2005	2006	2007(1)
	(in millions)

Housing	$23,387	$25,233	$27,471	$28,297	$29,367	$28,941
Business	11,220	11,344	12,262	13,588	15,129	16,726
Government and Institutions	8,755	9,739	9,259	10,190	10,932	11,928

Total	$43,362	$46,316	$48,992	$52,075	$55,428	$57,595

Source: Statistics Canada.

(1) 2007 intentions.

Primary Industries

Agriculture.  Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts, was valued at $8.26 billion in 2006, or 25.5% of the Canadian total. Of this, total livestock receipts were $4.44 billion, and crop receipts were $3.82 billion.

Agricultural Production

	Year ended December 31,
	2002	2003	2004	2005	2006
	(in millions)

Agricultural Production(1)	$7,880	$7,863	$7,943	$8,144	$8,265

Source: Statistics Canada.

(1) Farm cash receipts; excluding government program payments.

Mining.  Ontario’s value of mineral production was $9,391 million in 2006. Ontario accounted for 27.9% of Canadian mineral production in 2006, excluding oil and gas. The Province’s most important minerals in terms of 2006 value of production were: nickel, $3,269 million; copper $1,453 million, gold, $1,246 million; cement, $667 million; stone, $627 million and sand and gravel, $431 million. Ontario’s value of mineral production was more than $7 billion for the third year in a row due to higher prices for nickel and other metals.

Mineral Production

	Year ended December 31,
	2002	2003	2004	2005	2006
	(in millions)

Mineral Production	$5,937	$5,690	$7,123	$7,438	$9,391

Source: Natural Resources Canada.

Forestry.  Ontario has about 568,000 square kilometers of productive forestland representing 65.5% of Ontario’s total land area. Timber harvests amounted to approximately 21.7 million cubic meters in 2006. This supported various wood and paper industries in the Province whose value of shipments totaled $15.4 billion in 2005, and equaled 25.6% of the Canadian total.

Energy

In 2005, the composition of Ontario’s primary energy consumption was the following: crude oil 32.6%, natural gas and liquids 38.9%, coal 15.1% and electricity 13.6%.

Total primary energy consumption was 3,023 Petajoules in 2005, a decline of 6.3% from 3,227 Petajoules in 2004. Consumption of crude oil declined by 19% while that of coal increased by almost 5% and there was little change in consumption of primary electricity and natural gas and natural gas liquids.

Service Sector

The service sector is the largest component of Ontario’s economy, accounting for approximately 70% of Ontario’s GDP (measured in 1997 dollars) in 2006. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.

Services Producing Industries Real Gross Domestic Product
(measured in 1997 dollars)

	Year ended December 31,
	2002	2003	2004	2005	2006
	(in millions)

Finance, Insurance and Real Estate(1)	$56,841	$57,865	$60,308	$62,650	$65,224
Wholesale and Retail Trade	49,770	51,729	54,048	57,197	60,409
Professional and Administrative Services	31,767	32,761	33,535	34,591	36,144
Information and Cultural Industries	17,479	17,591	17,723	18,398	18,850
Transportation and Warehousing	16,481	16,467	16,879	17,337	17,665
Accommodation and Food Services	9,022	8,265	8,447	8,482	8,779
Arts, Entertainment and Recreation	3,781	3,802	3,808	3,787	3,892
Health Care and Social Assistance	22,067	22,674	23,234	23,559	24,285
Government Services	20,244	21,227	21,723	22,236	22,920
Educational Services	17,379	17,569	18,233	18,859	19,244
Owner-Occupied Housing	32,415	33,152	34,319	35,506	36,657
Other Services	9,820	10,010	10,166	10,355	10,547

Total(2)	$286,928	$292,653	$302,040	$312,356	$323,883

Source: Statistics Canada.

(1) Excluding owner-occupied housing.

(2) Totals may not add due to rounding.

The finance, insurance and real estate sector is the largest component of Ontario’s service sector output. In 2006, Ontario’s share accounted for 45.9% of Canada’s finance, insurance and real estate output, the highest share of any province.

Ontario’s sizable financial services sector is a by-product of the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with a value of trading of $1.42 trillion dollars in 2006.

Ontario also has strong professional and administrative output, accounting for 48.5% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 44.5% of Canada’s wholesale and retail trade output and 42.5% of Canada’s information and cultural services.

(4)	Labour Force

From 2001 to 2006, Ontario’s labour force increased at an average annual rate of 1.9%, while Canada’s increased at an average annual rate of 1.8%. During 2006, the Ontario labour force averaged approximately 6.9 million persons. In 2006, the Ontario participation rate of 67.7% was 0.5 percentage points higher than the Canadian rate. Reflecting the industrial structure of the Province, 98.5% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 75.3% of Ontario’s employment, while manufacturing and construction accounted for 21.8% and agriculture, utilities and other primary industries accounted for 2.9%. In 2006, the unemployment rate averaged 6.3%, the same as the national average.

Labour Force

	2002	2003	2004	2005	2006

The Ontario Labour Force
Labour Force (thousands)	6,493.7	6,676.2	6,775.4	6,849.1	6,927.3
Employed (thousands)	6,031.4	6,213.2	6,316.5	6,397.7	6,492.7
Unemployment Rate (%)	7.1	6.9	6.8	6.6	6.3
Participation Rate(1) (%)	67.7	68.5	68.4	68.0	67.7
The Canadian Labour Force Unemployment Rate (%)	7.7	7.6	7.2	6.8	6.3
Participation Rate(1) (%)	66.9	67.5	67.5	67.2	67.7

Source: Statistics Canada.

(1) The percentage of working age population in the labour force.

Ontario Employment by Industry — 2006

	Thousands	% Of Total

Agriculture	100	1.5
Other Primary Industries	39	0.6
Manufacturing	1,007	15.5
Construction	405	6.2
Utilities	49	0.8
Service Sector	4,892	75.3

Total	6,493	100.0

Totals may not add due to rounding.

Sources: Statistics Canada and Ontario Ministry of Finance.

(5)	Social Security System

The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until 1995-96, the Province received funding for health care from the Federal Government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as postsecondary education.

The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the Federal Government under the Canada Assistance Plan (“CAP”). In its 1995 budget, the Federal Government announced major cutbacks to social transfers to the provincial and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). Effective April 1, 2004, the CHST was split into two separate transfers: the Canada Health Transfer (“CHT”), designated specifically for health care; and the Canada Social Transfer (“CST”) for postsecondary education and social services. See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

The Federal Government also administers the Employment Insurance (“EI”) program, a national, contributory unemployment insurance scheme, and the Canada Pension Plan (“CPP”), a national, contributory earnings-related pension system. CPP benefits include retirement pensions, disability pensions, survivor benefits, orphans’ benefits and death benefits. In 2006, Ontario residents received about $13.0 billion in benefits from the CPP and about $4.4 billion in total benefits from EI. Both of these programs are financed through payroll taxes paid by employers and employees. The EI Account is included in the federal budget and is administered through a federal ministry. The CPP Account is separate from the federal budget, managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.

The Federal Government also provides universal and income-tested support for senior citizens through Old Age Security (“OAS”) pensions, the Guaranteed Income Supplement (“GIS”) program and Spouse’s Allowance. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”), which is paid to GIS recipients with low incomes. In 2006, seniors in Ontario received a total of about $11.1 billion from these federal programs and about $103 million from GAINS.

In addition, the federal and provincial governments provide cash transfers to families raising children. The federally administered Canada Child Tax Benefit (“CCTB”) and National Child Benefit (“NCB”) Supplement provide basic benefits to most families with children and targeted benefits to low-income families with children. According to the most recent data available, in 2004 Ontario families received about $3.1 billion in benefits from these programs. The Ontario government provides children’s benefits through the Ontario Child Care Supplement (“OCCS”) for Working Families. The OCCS provides approximately $165 million annually in tax-free benefits to low- to middle-income working families with young children. Beginning in July 2007, the Ontario government is providing a tax-free benefit for low-income families with children who are eligible for the Federal CCTB. The Ontario Child Benefit (“OCB”) is projected to provide $190 million in benefits to families in 2007. When fully implemented, the OCB will replace the OCCS and benefits paid to families on social assistance in respect of their children.

The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. In 2006-07, the Province provided an estimated $5.2 billion through social assistance and related programs. Twenty per cent of the expenditure in respect of financial assistance for persons with disabilities and drug benefits for all recipients was recovered from municipalities in the same year.

(6)	Government Responsibilities and Relationships

Constitutional Framework

Canada is a federation and its constitution (“Constitution”) provides for a division of responsibilities between the federal and provincial governments. Each province and the Federal Government have supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

The Federal Government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights and natural resources.

The Constitution of Canada was amended in 1982. The Constitution Act, 1982 (“Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.

Operational Framework

Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (3) Consolidated Debt of the

Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below).

Implications for Provincial Financial Statements

The provinces have been assisted with their responsibilities in areas such as health, postsecondary education and social assistance by transfer payment arrangements between the federal and provincial governments. Through these arrangements, the Federal Government provides revenues to provincial governments to finance programs under provincial jurisdiction.

Federal-provincial funding arrangements create extensive financial interrelationships between the Province, the Federal Government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province. For example, in fiscal 2007-08, approximately 17.8% of the Province’s revenue is expected to come from the Federal Government.

Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2007, approximately 37.4% (2006, 36.2%) of the Financial Assets of the Province could be attributed to these intermediary activities. (See “4. Public Debt — (2) Assets and Liabilities” below).

3. PUBLIC FINANCE

(1)	Financial Reporting

Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenses, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Auditor General of Ontario examines the Public Accounts of the Province and provides an opinion on the Consolidated Financial Statements to the Legislative Assembly. In addition, the Auditor General of Ontario is required to submit an annual report to the Legislative Assembly.

Summary of Significant Accounting Policies

Basis of Accounting

The Consolidated Financial Statements are prepared in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA.

Reporting Entity

The consolidated financial statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the government.

Public hospitals, specialty psychiatric hospitals, school boards and colleges, collectively referred to as the “Broader Public Sector (BPS) organizations,” are consolidated on a sector basis in these financial statements.

Other organizations that are controlled by the Province are individually consolidated provided they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenues, deficit or surplus are greater than $10 million.

The activities of organizations that do not meet the materiality thresholds are reflected in the consolidated financial statements through the accounts of the ministries responsible for them. Trusts administered by the government on behalf of other parties are excluded from the reporting entity.

Principles of Consolidation

Government organizations, except for government business enterprises and broader public sector organizations, are consolidated on a line-by-line basis with the Consolidated Revenue Fund in these financial statements. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies described below, and to eliminate significant inter-organizational accounts and transactions.

Government business enterprises are defined as those government organizations that i) have the financial and operating authority to carry on a business; ii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iii) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Broader Public Sector (“BPS”) organizations are recorded in the financial statements using the equity method. Under the equity method or “one-line” basis, BPS organizations are reported in accordance with the accounting principles generally accepted for governments. Significant gains and losses resulting from inter-

organizational transactions occurring from within the government reporting entity are eliminated upon consolidation. Their combined net assets are included in the financial statements as Net Assets of Broader Public Sector Organizations on the Consolidated Statement of Financial Position. Their combined net expenses, that is, the total annual expenses of all BPS organizations net of revenues they receive from sources other than the Province, are included in Expenses on the Consolidated Statement of Operations. The combined net expenses of hospitals are included with Health expenses, school board net expenses are included with Education expenses, and college net expenses are included in Postsecondary Education and Training expenses in the Consolidated Statement of Operations.

Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when it is reasonably possible that there could be a material variance between the recognized amount and another reasonably possible amount.

Measurement uncertainty in these financial statements and notes thereto exists in the valuation of the power purchase contracts, the accruals for pensions and other employee future benefits obligations, the value of tangible capital assets, and the accruals for personal income and corporations tax revenues.

The nature of the uncertainty in the valuation of the power purchase contracts arises from fluctuations in market prices that would impact this liability. The uncertainty related to pensions and other employee future benefits accruals arises because actual results may differ significantly from the Province’s best estimate of expected results (for example, the difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits). Uncertainty in the value of tangible capital assets exists because of differences between estimated useful lives and actual useful lives. Uncertainty related to the accrual for personal tax and corporations tax revenues arises because of the possible difference between the estimated and actual economic growth and the impact of future tax assessments on taxes receivable.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available.

Revenues

Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.

Expenses

Expenses are recognized in the fiscal year that the events giving rise to the expense occur and resources are consumed. Expenses include:

•	accounts payable accruals

•	transfer payments

•	interest accruing on debt

•	pension and other employee future benefits

•	the amortization of tangible capital assets

•	net expenses of hospitals, school boards and colleges.

Transfer payments are recognized in the year during which the payment is authorized, all eligibility criteria are met and a reasonable estimate of the amount can be made.

Interest on Debt includes the following: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) servicing and other costs.

Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government’s share of the cost of benefits including the current year’s cost of benefits, interest on the net benefits liability or surplus, amortization of actuarial gains or losses, cost of or gain on plan amendment, and other adjustments.

Other employee future benefits are either recognized in the period when the event that obligates the government occurs or when the benefits are earned and accumulated by employees.

The costs of buildings and transportation infrastructure owned by the Province are amortized and recognized as expenses over their estimated useful lives on a straight-line basis. Amortization of tangible capital assets owned by government organizations consolidated in these financial statements is also included in expenses.

The Province is phasing in the implementation of PSAB recommendations on tangible capital assets. Consequently, the costs of acquisition of other tangible capital assets owned by the Province, such as furniture and vehicles, are recorded as expenses. Also, for significant capital leases entered into by the Province, an amount equal to the present value of the minimum lease payments required over the term of the lease is recorded as an expense at the inception of the lease, with an offsetting liability recorded for the lease obligation.

Liabilities

Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in the sacrifice of economic benefits in the future.

Liabilities include present obligations for environmental costs, probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.

Liabilities also include obligations to government business enterprises.

Debt

Debt consists of treasury bills, commercial paper, medium and long-term notes, savings bonds, debentures and loans.

Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency debt, liabilities and assets are translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

The Province uses derivative financial instruments (“derivatives”) for the purposes of minimizing interest costs and managing risk. The Province does not use derivatives for speculative purposes. Derivatives are financial contracts, the value of which is derived from underlying instruments. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.

Pensions and Other Employee Future Benefits

The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government’s best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and where applicable, the government’s borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members.

The liabilities for selected employee future benefits (such as pensions, other retirement benefits and termination pay) represent the government’s share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-ends of the pension plans and the Province.

Assets

Assets are resources controlled by the government from which it will derive future benefits. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur.

Financial Assets

Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash, temporary investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.

Temporary investments are recorded at the lower of cost or fair value.

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans receivable with significant concessionary terms are considered in part as grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Net Assets of Broader Public Sector Organizations

The net assets of the BPS organizations consist of tangible capital and financial assets of BPS organizations net of their liabilities. While the assets of BPS organizations are consolidated, they are owned, managed and operated by BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Interest incurred during construction of major projects is capitalized and included in historical cost when specific project financing is provided. Although school boards do not presently record tangible capital assets in their financial statements, an adjustment is made upon consolidation to record the estimated historical cost of their land and building assets in the Province’s financial statements.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting.

As the Province is phasing in the implementation of PSAB recommendations on provincially owned tangible capital assets, the following categories are included under tangible capital assets and recorded at historical cost: land, buildings and transportation infrastructure owned by the Province; and all tangible capital assets owned by government organizations that are consolidated in the financial statements. The remaining other tangible capital assets, including leased assets, computers, equipment, vehicles and furniture, are expensed as acquired. The Province intends to apply PSAB’s recommendations on the remaining other tangible capital assets in 2009-10.

Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized. External contributions for acquisition of tangible capital assets are recorded as deferred revenue and amortized on the same basis as the related tangible capital assets.

The Budget

Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled “Ontario Finances” provides a quarterly update to reflect in-year developments, budget performance and policy actions and the “Ontario Economic Outlook and Fiscal Review” traditionally provides a more comprehensive update of second quarter numbers.

(2)	Fiscal Position

The following table provides an overview of the Province’s revenue and expense for each of the fiscal years in the four-year period ending March 31, 2007 plus the current outlook for 2007-08 as presented in the 2007-08 First Quarter Ontario Finances.

Ontario’s Fiscal Position

					Current	Rate of Growth
				Actual	Outlook(1)	2006-07 to
	2003-04	2004-05	2005-06	2006-07	2007-08	2007-08
	(in millions)					(%)

Revenue
Taxation Revenue	$49,148	$55,975	$59,917	$64,310	$64,643	0.5
Government of Canada	9,893	11,882	13,251	14,036	16,380	16.7
Income from Investment In Government Business Enterprises	3,070	3,578	4,308	4,196	3,971	(5.4)
Other Revenue	6,289	6,406	6,749	7,855	7,092	(9.7)

Total Revenue	68,400	77,841	84,225	90,397	92,086	1.9

Expense
Programs	64,279	70,028	74,908	79,297	82,269	3.7
Interest on Debt	9,604	9,368	9,019	8,831	9,067	2.7

Total Expense	73,883	79,396	83,927	88,128	91,336	3.6

Surplus/(Deficit) Before Reserve	(5,483)	(1,555)	298	2,269	750	n/a
Reserve	—	—	—	—	750	n/a
Surplus/(Deficit)	$(5,483)	$(1,555)	$298	$2,269	$0	n/a

Source: Ontario Ministry of Finance.

Note:	Since 2005-06, the Province’s financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation.

(1) First-quarter fiscal forecast as at June 30, 2007.

Fiscal Outlook 2007-08

As at June 30, 2007, Ontario is projecting a $750 million surplus or a balanced budget if the reserve is required. This represents an in-year improvement of $400 million from the 2007-08 Budget Plan. The current 2007-08 fiscal outlook maintains a $750 million reserve to protect against unexpected and adverse changes in the Province’s revenue and expense outlook, including those resulting from changes in Ontario’s economic performance.

The 2006-07 Actual and 2007-08 current outlook presented below are from material presented in the 2007-08 First Quarter Ontario Finances.

Fiscal Summary

		Current
	Actual	Outlook
	2006-07	2007-08(1)
	(in billions)

Revenue	$90.4	$92.1
Expense
Programs	79.3	82.3
Interest on Debt	8.8	9.1

Total Expense	88.1	91.3
Surplus/(Deficit) Before Reserve	2.3	0.8
Reserve	—	0.8
Surplus/(Deficit)	$2.3	$—

Source: Ontario Ministry of Finance.

(1) First-quarter fiscal forecast as at June 30, 2007.

Revenues

Total revenue is projected at $92,086 million in 2007-08, up $1,689 million or 1.9% from 2006-07. Transfers from the Government of Canada are expected to be $2,344 million higher while Taxation revenue is projected to be $333 million higher. These increases are expected to be partly offset by declines in Income from Government Enterprises of $225 million and Other Non-Tax revenues of $763 million.

Personal Income Tax (“PIT”) revenue in 2007-08 is projected to decrease by $33 million, or 0.1%. This decline is mainly due to one-time revenues included in 2006-07 PIT as a result of under-estimating revenues in prior years’ Public Accounts and the impact of 2007 Federal Budget tax measures on 2007-08 PIT revenue which Ontario automatically parallels. After accounting for those factors, the outlook for PIT revenue is consistent with projected wages and salaries growth of 3.9% in 2007 and 4.8% in 2008.

Retail Sales Tax (“RST”) revenue is expected to increase by $418 million or 2.6% in 2007-08 reflecting projected growth in retail sales of 3.6% in 2007 and the post-2007 Ontario Budget measure that provides temporary RST exemptions for ENERGY STAR lights and appliances.

Corporations Tax (“CT”) revenue in 2007-08 is projected to decrease by $217 million or 2.0% from 2006-07. The decrease is due mostly to impacts of measures and, to a lesser extent, one-time revenues of $94 million included in 2006-07 related to underestimating revenues in prior years’ Public Accounts. CT measures include Capital Tax cuts and Ontario’s decision to parallel measures announced in the 2007 federal budget worth $127 million. Excluding measures and one-time revenues, the CT revenue forecast is consistent with projected pre-tax corporate profits growth of 1.1 per cent.

Ontario Health Premium revenue is expected to increase $49 million or 1.9% to $2.6 billion in 2007-08 reflecting projected personal income growth of 3.9% in 2007.

Employer Health Tax is expected to increase by $179 million or 4.1% in 2007-08 based largely on projected wages and salaries growth of 3.9% in 2007.

Revenue from all other taxation revenue sources combined is expected to decrease by $63 million, or 1.0% largely due to the decline in Electricity Payments-In-Lieu of Taxes from Ontario Power Generation Inc. (“OPG”) and lower Mining Profits Tax revenue. The decline in Electricity Payments-In-Lieu of Taxes is due to lower projected electricity prices and increased pension and other post-employment costs, mainly because of changes in external factors that affect, for example, discount rates used to determine these costs. Mining Profits Tax revenue is expected to pull back from last year’s record performance.

Federal payments are expected to rise by $2.3 billion or 16.7% in 2007-08. This increase is mainly due to increased health and social transfers as well as Ontario’s share of Government of Canada transfers to all provinces and territories under the federal trusts announced in the 2006 and 2007 federal budgets.

Income from Investment in Government Business Enterprises is expected to decrease by $225 million in 2007-08, or 5.4%. This is due mainly to a decrease in projected net incomes from the Ontario Lottery and Gaming Corporation (“OLG”), and the combined incomes of OPG and Hydro One Inc. (“Hydro One”). The OLG decline is largely due to continued competitive pressures on border casinos. The combined OPG and Hydro One decrease is due to lower projected electricity prices and increased pension and other post-employment costs, mainly due to changes in external factors that affect, for example, discount rates used to determine these costs.

Other Non-Tax Revenue is expected to decline by $763 million, or 9.7% in 2007-08. This is due primarily to a one-time increase in 2006-07 of $573 million reflecting the Province’s share of proceeds from the Teranet Income Fund initial public offering announced on June 16, 2006.

Expense

Total expense for 2007-08 is projected to be $91,336 million, an increase of $3,208 from the 2006-07 actual results of $88,128 million. This increase in expense is primarily due to higher levels of spending on health care, education, postsecondary education and social services as well as higher interest-on-debt expense.

(3)	Revenue

Overview

The following table sets forth historical revenue information for each of the fiscal years in the four-year period ended March 31, 2007 and 2007-08 forecast information presented in the 2007 Ontario Budget and updated in the 2007-08 First Quarter Ontario Finances.

Total revenue in fiscal 2007-08 is projected to be $92,086 million. Tax revenue is projected at $64,643 million or 70.2% of total revenue. Federal transfers, at $16,380 million, are 17.8% of total revenue. Income from Investment in Government Business Enterprises is projected to be $3,971 million, 4.3% of total revenue. All Other Non-Tax Revenues are projected to be $7,092 million, 7.7% of total revenue.

Ontario’s Revenue

						% of
					Current	Total
				Actual	Outlook	Revenue
	2003-04	2004-05	2005-06	2006-07	2007-08(1)	2007-08
	(in millions)

Taxation Revenue
Personal Income Tax	$18,301	$19,320	$21,041	$23,655	$23,622	25.7
Retail Sales Tax	14,258	14,855	15,554	16,228	16,646	18.1
Corporations Tax	6,658	9,883	9,984	10,845	10,628	11.5
Employer Health Tax	3,753	3,886	4,197	4,371	4,550	4.9
Ontario Health Premium	—	1,737	2,350	2,589	2,638	2.9
Gasoline & Fuel Taxes	2,945	3,004	3,010	3,033	3,142	3.4
Tobacco Tax	1,350	1,453	1,379	1,236	1,217	1.3
Land Transfer Tax	909	1,043	1,159	1,197	1,187	1.3
Electricity
Payments-In-Lieu of Taxes	627	511	951	757	706	0.8
Other Taxation	347	283	292	399	307	0.3

	49,148	55,975	59,917	64,310	64,643	70.2
Government of Canada
Canada Health and Social Transfer (CHST)	7,345	—	—	—	—	—
Canada Health Transfer (CHT)	—	5,640	7,148	7,702	8,189	8.9
Canada Social Transfer (CST)(2)	—	2,912	3,324	3,478	3,789	4.1
CHST Supplements	577	775	584	—	—	—
Other Federal Payments	1,971	2,555	2,195	2,856	4,402	4.8

	9,893	11,882	13,251	14,036	16,380	17.8
Income from Investment In Government Business Enterprises	3,070	3,578	4,308	4,196	3,971	4.3

Other Revenue
Reimbursements	1,206	1,241	1,295	1,415	1,491	1.6
Electricity Debt Retirement Charge	1,000	997	1,021	991	1,013	1.1
Vehicle and Driver Registration Fees	985	976	763	970	1,032	1.1
Power Sales	510	610	779	863	831	0.9
Other Fees and Licences	594	506	550	624	583	0.6
Liquor Licence Revenue	488	489	516	467	455	0.5
Net Reduction of Power Purchase Contract Liability	104	236	396	412	398	0.4
Sales and Rentals	532	352	465	1,108	429	0.5
Royalties	248	278	191	215	217	0.2
Miscellaneous Other Non-Tax Revenue	622	721	773	790	643	0.7

	6,289	6,406	6,749	7,855	7,092	7.7
Total Revenue	$68,400	$77,841	$84,225	$90,397	$92,086	100.0

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

(1)	First-quarter fiscal forecast as at June 30, 2007.

(2)	Includes 2005 federal budget additional Early Learning and Child Care revenues of $253 million in 2006-07.

Taxation

The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.

Personal Income Tax.  Ontario imposes a personal income tax (“PIT”) on individuals who are resident in Ontario on the last day of the taxation year and on non-resident individuals who earn income in Ontario during the year. This tax is the Province’s largest single source of revenue.

Ontario basic PIT is calculated as a percentage of taxable income, as defined under the Income Tax Act (Canada). It is collected by the Canada Revenue Agency on Ontario’s behalf. The tax rates for 2007 are as follows: 6.05% of the first $35,488 of taxable income, plus 9.15% of any portion of taxable income between $35,488 and $70,976, plus 11.16% of any portion of taxable income over $70,976. Ontario non-refundable tax credits are provided to recognize individual and family circumstances (e.g., basic personal amount, spouse or common-law partner amount, medical expenses, charitable donations), at the rate of 6.05% in 2007 (11.16% for charitable donation amounts in excess of $200), before the calculation of any surtax or Ontario Tax Reduction.

Ontario also applies a surtax on taxpayers with higher incomes. For the 2007 taxation year, the surtax is equal to 20% of basic Ontario PIT in excess of $4,100, plus an additional 36% of basic Ontario PIT in excess of $5,172. For taxpayers with low or moderate incomes, Ontario Tax Reduction can reduce or eliminate Ontario PIT.

The Ontario Health Premium (“OHP”) is payable by individuals resident in Ontario on the last day of their taxation year and is based on taxable income. There are five OHP levels, with phase-in rates between levels. No one with a taxable income of $20,000 or less is liable to pay the OHP. The initial OHP level of $300 is phased in at the rate of 6% of taxable income in excess of $20,000, reaching the full amount at a taxable income of $25,000. The increase to the second OHP level of $450 is phased in at a rate of 6% of taxable income from $36,000 to $38,500. Each subsequent OHP level is phased in at the rate of 25% over the first $600 of taxable income in the range. The third OHP level of $600 is reached at a taxable income of $48,600, the fourth OHP level of $750 is reached at taxable income of $72,600, and the maximum annual OHP amount of $900 is reached at a taxable income of $200,600.

Retail Sales Tax.  Ontario applies an 8% retail sales tax on the purchase of most tangible personal property and certain services. For admission fees to a place of amusement that exceed $4.00 and alcoholic beverages sold at licensed establishments the rate is 10%. Alcoholic beverages sold through retail outlets are taxed at 12%. On transient accommodation, the rate is 5%. Insurance premiums are generally taxed at 8%; however, auto insurance premiums, individual life and health insurance premiums, and repairs and replacements made under warranty are exempt. There are a number of exemptions from retail sales tax, including those for basic groceries, prescription drugs, energy, children’s clothing, farm equipment, farm building materials and production machinery and equipment.

Under the Retail Sales Tax Act, the Tax for Fuel Conservation is applied to the purchase or lease of a new passenger vehicle or sport utility vehicle and is based on the highway fuel consumption of the vehicle. Trucks, buses and vans are not subject to this tax. The tax applies to all passenger vehicles with a highway fuel consumption of 6.0 or more litres of gasoline or diesel fuel per 100 kilometres and all sport utility vehicles with a highway fuel consumption of 8.0 or more litres of gasoline or diesel fuel per 100 kilometres, and increases as fuel efficiency of the vehicle declines. A $100 tax credit is given to the purchaser of a new passenger car with a highway fuel consumption of less than 6.0 litres of gasoline or diesel fuel per 100 kilometres.

Corporate Income Tax.  The Province taxes corporate income allocated to Ontario. The general corporate income tax rate is 14% and the Manufacturing & Processing (“M&P”) tax rate is 12%. The M&P tax rate is the tax rate on income from manufacturing and processing, mining, logging, fishing and farming.

The tax rate for small businesses is 5.5%. The income threshold for this special rate is $400,000. The benefit of the small business rate phases out between $400,000 and $1,128,519.

Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenses; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a tax exemption for the federal SR&ED investment tax credit that relates to SR&ED incurred in Ontario.

Ontario provides a number of refundable tax credits on expenses for certain other corporate activities carried out in Ontario: a 25% to 30% apprenticeship tax credit for hiring qualifying apprentices (effective May 19, 2004), a 10% to 15% co-operative education tax credit for hiring qualifying co-op students; a 30% book publishing tax credit; a 20% computer animation and special effects tax credit; a 30% tax credit for producing domestic film and television productions (40% for first-time producers), with an additional 10% bonus for qualifying regional productions; an 18% film and television production services tax credit for foreign-based and non-certified domestic productions; a 20% to 30% interactive digital media tax credit; and a 20% sound recording tax credit.

The tax credit rate for domestic film and television productions increased from 20% to 30% effective January 1, 2005 to December 31, 2009. The 10% regional bonus continues and first-time producers are eligible for an enhanced rate of 40%. Also, the tax credit rate for foreign-based and non-certified domestic film and television productions increased from 11% to 18% effective January 1, 2005 to March 31, 2008. A 3% regional bonus was eliminated effective January 1, 2005.

Ontario also provides an additional deduction from income equal to 30% of the capital cost of pollution control equipment.

Corporations or a group of associated corporations with total assets over $5 million or gross revenues over $10 million are subject to a corporate minimum tax (“CMT”). The CMT is applied at a rate of 4% on accounting income less certain deductions, such as dividend income. The CMT is reduced by regular corporate income tax payable in the year.

Insurance Premiums Tax.  Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of property and any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.

Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.

Capital Tax.  The Province levies a capital tax on paid-up capital allocated to Ontario. Insurance companies do not pay this tax. For 2006, the first $10 million of taxable paid-up capital is exempt from capital tax. This increases to $12.5 million in 2007 and to $15 million in 2008. The capital tax rate for regular corporations is 0.3% in 2006 and 0.285% in 2007. Capital tax generally applies to financial institutions at a two-tier rate. In 2006, the rates are 0.6% on a financial institution’s adjusted taxable paid-up capital up to $400 million and 0.9% on any excess. In 2007, those rates are 0.57% and 0.855% respectively. Non-deposit taking financial institutions with taxable paid-up capital over $400 million are subject to capital tax at the rate of 0.72% in 2006 and 0.684% in 2007. Ontario credit unions, Caisses Populaires and family farm/fishing corporations are exempt from capital tax.

The 2004 Ontario Budget announced a plan to gradually eliminate the capital tax by 2012. The 2006 Ontario Budget built on the government’s original plan by accelerating the capital tax rate cut. Effective January 1, 2007 every corporation still paying capital tax will have its rate in effect for 2006 reduced by 5% — two years earlier than the first scheduled rate cut under the original plan. The 2007 Ontario Budget accelerated the elimination of capital tax to July 1, 2010 — eighteen months earlier than scheduled under the capital tax elimination plan announced in the 2004 budget. Under the legislated capital tax elimination plan, capital tax rates will be further reduced on January 1, 2009 and 2010 and the capital tax will be eliminated effective July 1, 2010.

Assets used to generate electricity from clean, alternative or renewable energy sources and acquired before 2008 are exempt from capital tax. Large financial institutions may reduce their capital tax liability where they make eligible investments in Ontario small businesses under the Small Business Investment Tax Credit.

Mining Tax.  The Mining Tax Act levies a tax on profits from the extraction of minerals (except diamonds) in Ontario. The tax is levied on the operator’s profit in excess of $500,000. Effective January 1, 2004, the mining tax rate is 10%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended to ten years for new remote mines. As well, the profits from remote mines are taxed at a rate of 5% after the 10-year or $10 million profit exemption.

Diamond Royalty.  On March 22, 2007, the Ontario Budget introduced a diamond royalty under the Mining Act. Ontario’s new diamond royalty is not a tax but a payment to Ontario, as owner of the mineral resource, in consideration for the right to mine diamonds.

The profit-based diamond royalty has a graduated rate structure starting at 5% and an overall maximum rate of 13%. An effective royalty rate of 13% would only apply when profits, in a year, reach or exceed $225 million.

On July 5, 2007, Ontario introduced specific deductions that will result in an effective diamond royalty rate, in any one year, which ranges from 4% to a maximum of 10.4%. The royalty rate would be reduced even further with investment in aboriginal or northern communities.

Employer Health Tax.  Ontario levies a payroll tax on Ontario remuneration. Employers with total annual Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%; employers with total annual Ontario remuneration between $200,000 and $400,000 calculate this tax at graduated rates between 0.98% and 1.95%; and employers with total annual Ontario remuneration in excess of $400,000 calculate tax at a rate of 1.95%. A tax exemption is provided for the first $400,000 of total annual Ontario remuneration of private-sector employers.

Land Transfer Tax.  Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% on the value of consideration of $55,000 or less, 1.0% on the value of consideration between $55,000 and $250,000 and 1.5% on the value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. As part of the 2000 Budget, the land transfer tax refund program for first-time buyers of newly constructed homes was made permanent. Eligible purchasers are entitled to a refund of up to $2,000 under the program.

Other Significant Taxes.  Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel ( Fuel Tax Act). The taxes apply to gasoline and diesel fuel used in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles, lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; 4.3 cents per litre for propane; and 2.7 cents per litre for fuel used to power aircraft. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre and 4.5 cents per litre for diesel fuel used to power railroad locomotives.

Tobacco Tax.  Since February 1, 2006, Ontario’s tobacco tax rate is 12.35 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the retail price.

Race Tracks Tax.  Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.

Federal Government Payments

Approximately 17.8% of the Province’s revenue in fiscal 2007-08, or $16,380 million, will be received through cash payments from the Federal Government. These payments increased by $2.3 billion, from $14,036 million in 2006-07. Federal payments are intended to assist the Province in providing necessary services in areas of provincial jurisdiction.

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”).  The largest cash transfers from the Federal Government, in the form of CHT and CST payments, are to assist the Province in providing health care, postsecondary education and other social programs. In fiscal year 2006-07, CHT and CST payments to Ontario were $11,180 million, including $7,702 million in CHT and $3,478 million in CST. In 2007-08, CHT and CST payments to Ontario are expected to total $11,978 million, including $8,189 million in CHT and $3,789 million in CST.

The CHT and CST were created April 1, 2004, when the Government of Canada split the Canada Health and Social Transfer (“CHST”) into two separate transfers: the CHT, designated specifically for health care, and the

CST for postsecondary education and social programs. The CHST was a block fund contribution by the Federal Government in respect of social programs under the Federal-Provincial Fiscal Arrangements Act. It replaced both the Established Programs Financing (“EPF”) and Canada Assistance Plan (“CAP”) in 1996-97. To receive the CHT cash contribution, provinces must comply with the Canada Health Act. To receive the CST cash contribution, provinces may not impose a residency requirement in determining eligibility for social assistance.

Until 2007-08, CHT and CST total entitlements include both cash and tax entitlements. CHT and CST tax entitlements are the value of 13.5 of each province’s personal income tax (“PIT”) points and one corporate income tax (“CIT”) point transferred to provinces in 1977-78 under the EPF arrangements. Starting in 2007-08, CST total entitlements will be allocated on an equal per capita basis, resulting in additional revenue to Ontario. CHT entitlements will still be calculated using tax points until 2013-14.

CHST Supplements.  Beginning in 1999-00, the federal government established a number of time-limited CHST Supplements to assist provinces and territories with the cost of delivering health care and other social programs. All CHST Supplements ended after 2005-06.

2004 First Ministers’ Health Care Agreement.  At the September 2004 FMM, the Prime Minister and Premiers agreed on a funding framework that would provide $18 billion of funding for health care over six years. As part of this Agreement, in 2007-08, Ontario will receive $468 million from the Wait Times Reduction Fund.

Other Federal Payments.  In 2006-07, the Province received $2.9 billion from the Federal Government for programs other than the CHT and CST Supplements.

In 2007-08, Ontario expects to receive a total of $4.4 billion through other federal programs other than the CHT and CST, including $528 million for social housing, $161 million for infrastructure, $468 million from the Wait Times Reduction Fund and $3,245 million in other federal transfers.

In the 2006 federal budget, five federal trusts to be paid to provinces and territories were announced. Ontario’s annual allocation of funding from four of these trusts is $456 million in 2006-07, $456 million in 2007-08 and $223 million in 2008-09. In the 2007 federal budget, the federal government announced an additional four trusts to be paid to provinces and territories. Ontario’s annual allocation of funding from the four trusts is $876 million in 2007-08, $303 million in 2008-09 and $304 million in 2009-10. In addition to these four trusts, the federal government increased funding to Ontario through changes to the design of the CST and through increased funding for labour market training and infrastructure projects.

Fiscal Stabilization.  An integral part of federal-provincial fiscal relations is the Federal Government’s obligation to protect provincial revenues. The Federal Government makes cash payments to any province if its revenue falls short of the previous year’s total by 5% or more due to a downturn in economic activity. The most recent payment to Ontario under this program was received in 1995-96 in respect of claims made up to and including the 1992-93 fiscal year.

Federal Payments to Ontario

	Actual	Outlook
	2006-07	2007-08
	(in millions)

Canada Health Transfer (“CHT”)	$7,702	$8,189
Canada Social Transfer (“CST”)	3,478	3,789
Social Housing	532	528
Infrastructure	191	161
Wait Times Reduction Fund	467	468
Other	1,666	3,245

Total Federal Payments	$14,036	$16,380

Other Revenue

In 2007-08, approximately 12% of revenue is expected from sources other than taxation or federal transfers. This category includes the net income of provincially-owned business enterprises such as the Liquor

Control Board of Ontario, the Ontario Lottery and Gaming Corporation, Hydro One Inc. and the Ontario Power Generation Inc. Also included are various Non-Tax revenues such as Vehicle and Driver Registration Fees, Sales and Rentals, Liquor Licence Revenue, and Royalties. The Sales and Rental projection for 2006-07 includes a one-time increase of $573 million reflecting proceeds of the Teranet Income Fund initial public offering, announced on June 16, 2006.

(4)	Expense

Overview

The following table provides an overview of the Province’s expense information for each of the fiscal years from 2003-04 to 2007-08. Beginning with the 2006 Ontario Budget, the presentation of expense changed to provide details on a total expense basis, rather than differentiating between operating and capital expense. Historical program expense figures for the Province of Ontario have been restated to reflect changes in the government’s ministry structure that occurred in fiscal year 2005-06.

Ontario’s Total Expense

					Current	% of Total
				Actual	Outlook(1)	Expense
Ministry Expense	2003-04	2004-05	2005-06	2006-07	2007-08	2007-08
	($ millions)

Aboriginal Affairs Secretariat	15	21	50	25	28	0.0
Agriculture, Food and Rural Affairs	843	799	865	800	880	1.0
Attorney General	1,231	1,209	1,287	1,348	1,387	1.5
Board of Internal Economy	196	145	150	163	245	0.3
Children and Youth Services(2)	2,595	2,786	3,267	3,260	3,671	4.0
Citizenship and Immigration(2)	55	64	92	116	86	0.1
Community and Social Services(2)	5,976	6,365	6,718	7,182	7,341	8.0
Community Safety and Correctional Services(2)	1,701	1,739	1,750	1,876	1,927	2.1
Culture	327	344	475	410	350	0.4
Democratic Renewal Secretariat	—	2	2	6	8	0.0
Economic Development and Trade	78	68	176	199	327	0.4
Education	352	368	440	423	440	0.5
School Boards Net Expense	9,423	10,274	10,886	11,290	11,989	13.1
Energy	169	194	207	229	310	0.3
Environment	265	307	274	314	325	0.4
Executive Offices	24	19	19	19	18	0.0
Finance(3)	696	544	583	569	464	0.5
Ontario Municipal Partnership Fund/Community Reinvestment Fund	651	626	714	758	917	1.0
Francophone Affairs, Office of	3	3	4	4	4	0.0
Government Services	467	898	625	856	886	1.0
Health and Long-Term Care(3)	16,233	17,573	17,841	19,162	20,043	21.9
Hospitals Net Expense(3)	12,946	13,877	14,816	16,145	17,509	19.2
Health Promotion(2)	202	236	290	391	373	0.4
Intergovernmental Affairs	6	13	10	11	9	0.0
Labour	117	129	141	147	161	0.2
Municipal Affairs and Housing	635	772	926	843	760	0.8
Natural Resources	627	563	628	734	778	0.9
Northern Development and Mines	189	320	337	318	356	0.4
Public Infrastructure Renewal(4)	(35)	41	107	426	143	0.2
Research and Innovation(2)	161	238	332	316	325	0.4
Revenue	533	523	442	563	578	0.6
Small Business and Entrepreneurship	11	16	26	25	26	0.0
Tourism	212	167	210	204	197	0.2
Training, Colleges and Universities(2)	2,811	3,293	3,504	4,110	4,404	4.8
Colleges Net Expense	1,090	1,289	1,185	1,273	1,453	1.6
Transportation	1,816	1,831	2,188	2,733	1,913	2.1
Other Expense
Capital Contingency Fund	—	—	—	—	169	0.2

					Current	% of Total
				Actual	Outlook(1)	Expense
Other Expense — Continued	2003-04	2004-05	2005-06	2006-07	2007-08	2007-08
	($ millions)

Community Reinvestment Fund One-Time Transition Funding	—	233	—	—	—	—
Electricity Consumer Price Protection Fund	253	—	—	—	—	—
Interest on Debt	9,604	9,368	9,019	8,831	9,067	9.9
Move Ontario	—	—	1,232	6	—	—
One-Time and Extraordinary Assistance to Agricultural Sector	64	601	282	278	74	0.1
Operating Contingency Fund	—	—	—	—	582	0.6
Pension and Other Employee Future Benefits	309	458	729	557	533	0.6
Power Purchases	797	840	803	863	831	0.9
Teachers’ Pension Plan	235	240	295	345	349	0.4
Year-End Savings	—	—	—	—	(900)	(0.1)

Total Expense	73,883	79,396	83,927	88,128	91,336	100

Source: Ontario Ministry of Finance.

Note:	Starting in 2005-06, the Province’s financial reporting has been expanded to include hospitals, school boards and colleges using one-line consolidation. Prior to 2005-06, historical figures reflect grants to these entities for comparison purposes.

(1)	First-quarter fiscal forecast as at June 30, 2007.

(2)	For 2005-06, 2006-07 and 2007-08, these ministry total expenses have been adjusted to reflect transfers to school boards, hospitals, and colleges, and are consolidated in these sector’s net expenses. Prior to 2005-06, ministry historical figures reflect the transfer of the grants to these entities for comparison purposes.

(3)	The 2003-04 expenses for Health and Long-Term Care and Hospitals include $824 million of SARS-related and major one-time health costs. The 2006-07 figures reflect a change in the presentation of expense in the Health Sector to be consistent with the 2005-06 Public Accounts. This change in presentation does not affect total expense.

(4)	Credit expense amounts relate to consolidation adjustments between the Ontario Realty Corporation (“ORC”) and ministries to reflect net spending for the year.

Health Sector.  The health sector is comprised of the Ministry of Health and Long-Term Care and the Ministry of Health Promotion. The Health sector is the largest single component of Provincial expense, accounting for a projected 41.5% of total expense in 2007-08. Ontario’s health care system is primarily funded by Provincial revenues. Major components of health expense include the net expense of operating public hospitals, payments to physicians and other health care practitioners, and prescription drug programs.

Education Sector.  The Education sector consists of the Ministry of Education. The largest cost component is the net expense of school boards which receive substantial grants from the Province. Additional funding for public education is provided through local property taxes. Education Sector expense is projected to be 13.6% of total expense in 2007-08.

Postsecondary Education and Training Sector.  This sector consists of the Ministry of Training, Colleges and Universities. Major components of expense include operating grants to Universities, as well as the net expense of Colleges of Applied Arts and Technology. The Postsecondary Education and Training Sector is projected to be 6.4% of total expense in 2007-08.

Children’s and Social Services Sector.  This sector is comprised of the Ministry of Community and Social Services and the Ministry of Children and Youth Services. The Province provides a wide range of social services, including social assistance, drug benefits, childcare, child protection and developmental service programs. The Children’s and Social Services Sector is projected to be 12.1% of total expense in 2007-08.

Justice Sector.  The Justice Sector is comprised of the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services. The Justice Sector is projected to be 3.6% of total expense in 2007-08.

Other Programs Sector.  All other expenses — excluding Interest on Debt — are included in the Other Program Sector, representing a projected 12.8% of total expense in 2007-08.

Interest on Debt represents a projected 9.9% of total expense in 2007-08.

(5)	Outline of Principal Provincial Institutions

The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Liquor Control Board of Ontario, the Ontario Financing Authority, the Ontario Lottery and Gaming Corporation, the Ontario Securities Commission, the Ontario Infrastructure Projects Corporation and the Ontario Northland Transportation Commission.

Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

(6)	Sinking Funds

The Province of Ontario does not have a sinking funds system.

4. PUBLIC DEBT

(1)	Debt

The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and increases in cash and temporary investments. There is no constitutional limit on borrowing.

Publicly Held Debt

The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Publicly Held Debt” below.

Non-Public Debt

The Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”).  Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Non-Public Debt” below.

The Canada Pension Plan (“CPP”) obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. The Canada Pension Plan Investment Board (“CPP Investment Board”) is a Crown corporation managed independently of the CPP and at arm’s length from government and invests the funds not needed by CPP to pay current benefits in a diversified portfolio of assets. Prior to the creation of the CPP Investment Board, the net cash flows of the CPP were invested in non-marketable bonds issued by participating provinces, agents of the Crown and the Government of Canada. These investments have been transferred to the CPP Investment Board. The amount available to a province was based on the proportion of total contributions coming from that province. Provinces continue to have access to CPP funds and may elect to have the CPP Investment Board purchase a replacement debt security or securities in a total principal amount not exceeding the principal amount of the maturing security for a minimum term of 5 years and a maximum term of 30 years.

Borrowing Program

				Current
			Actual	Outlook
	2004-05(1)	2005-06(1)	2006-07(1)	2007-08(2)
	(in millions)

Debt Issues	$26,141	$19,955	$19,210	$18,643
Retirements:
Publicly Held Debt	15,861	18,855	15,362	12,921
Canada Pension Plan Investment Fund	1,133	1,214	232	42
Ontario Teachers’ Pension Plan	821	1,070	1,185	1,945
Public Service Pension Plan	166	180	204	241
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	79	86	97	115
Municipal Employee Retirement Fund	—	—	103	—
Other	13	19	48	36

	18,073	21,424	17,231	15,300

Net Debt Retirements/(Issues)	(8,068)	1,469	(1,979)	(3,343)
Other Items(3)	(281)	5,005	3,841	3,499
Acquisition less Amortization of Tangible Capital Assets	550	856	1,211	894
Increase/(Decrease) in Cash, Cash Equivalents and Temporary Investments(4)	6,244	(7,032)	(804)	(1,050)

Surplus/(Deficit)	$(1,555)	$298	$2,269	$0

Source: Ontario Ministry of Finance.

(1)	2004-05 to 2006-07 refers to information presented in the Public Accounts of Ontario, Consolidated Statement of Cash Flow.

(2)	Current Outlook 2007-08 refers to information presented in the 2007 Ontario Budget and updated in the 2007-08 First Quarter Ontario Finances.

(3)	Accruals, Consolidations and net borrowing on behalf of agencies and liability for retirement benefits are grouped under other items.

(4)	The increase/(decrease) in Cash, Cash Equivalents and Temporary Investments in 2004-05 of $6.2 billion represents pre-funding for the 2005-06 Total Long-Term Public Borrowing Requirement.

(2)	Assets and Liabilities

(i)	General

Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.

Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by the Province will be reported in subsequent years.

The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.

Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.

(ii)	Assets

Summary of Assets

	As at March 31,	% of
	2007	Total
	(in millions)

Financial Assets:
Cash and Cash Equivalents	$4,329	11.6
Temporary Investments	2,293	6.1
Accounts Receivable	7,876	21.0
Loans Receivable and Other Assets	8,968	23.9
Investment in Government Business Enterprises	13,981	37.4

	$37,447	100.0

Non-Financial Assets:
Net Assets of Broader Public Sector Organizations	$17,079	49.8
Tangible Capital Assets	$17,245	50.2

	$34,324	100.0

Source: Ontario Ministry of Finance.

Cash and Temporary Investments

Temporary investments are recorded at the lower of cost or fair value and are mainly marketable, short-term securities issued or guaranteed by Canadian chartered banks and the provincial and federal governments.

Between April 1, 2006 and March 31, 2007, the month-end level of cash and temporary investments varied from a low of approximately $3,929 million to a high of approximately $8,380 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.

Accounts Receivable

Accounts receivable comprise taxes receivable, receivables from the Government of Canada and other receivables. Accounts receivables are recorded at cost less a provision for doubtful accounts when collectibility is considered doubtful.

Loans Receivable and Other Assets

Loans receivable with significant concessionary terms are recorded at the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in Government Business Enterprises

Investment in Government Business Enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Government business enterprises are defined as those Crown corporations, boards and commissions which have the financial and operating authority to carry on a business, have as their principal activity and source of revenue the selling of goods and services to individual and non-government organizations and are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.

The activities of government business enterprises are recorded in the financial statements under the modified equity method. Under this method, government business enterprises are reported in accordance with accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item on the Consolidated Statement of Operations. This method does not require the elimination of inter-organizational balances.

Net Assets of Broader Public Sector Organizations

The net assets of the BPS organizations are comprised of tangible capital assets and financial assets of BPS organizations net of their liabilities. While the assets of BPS organizations are consolidated, they are owned, managed and operated by BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Interest incurred during construction of major projects is capitalized and included in historical cost when specific project financing is provided. Although school boards do not presently record tangible capital assets in their financial statements, their financial information has been adjusted upon consolidation to recognize the estimated historical cost of their land and building assets.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting.

(iii)	Liabilities

Overview

Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts and other liabilities.

Summary of Liabilities

	March 31, 2007	% of Total
	(in millions)

Liabilities:
Publicly Held Debt(1)	$134,431	75.3

Non-Public Debt
Canada Pension Plan Investment Fund	10,233	5.7
Ontario Teachers’ Pension Plan	6,411	3.6
Canada Mortgage and Housing Corporation	914	0.5
Public Service Pension Plan	2,502	1.4
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,188	0.7
Other	1,314	0.7

	22,562	12.6

Total Debt Issued	156,993	87.9
Accounts Payable and Other Liabilities	17,179	9.6
Power Purchase Contracts	2,977	1.7
Pensions and Other Employee Future Benefits	1,398	0.8

Total Liabilities	$178,547	100.0

Total obligations guaranteed(2)	$2,600	100.0

Source: Ontario Ministry of Finance.

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	These are outstanding loans guaranteed and other contingencies as at March 31, 2007. In addition to the above reported obligations, the Province has entered into the following agreements:

Social Housing Loan Insurance Agreements.

For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (“CMHC”) for any net costs, including any environmental liabilities, incurred as a result of project defaults, directly or indirectly, through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation. At March 31, 2007, there were $8.3 billion (2006, $8.6 billion) of mortgage loans outstanding. As operating subsidies provided are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

Ontario Nuclear Funds Agreement.

See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

Publicly Held Debt

Publicly held debt is debt issued to the general public. As at March 31, 2007, the total publicly held debt issued was $134,431 million, $106,276 million of which was issued in Canadian dollars (includes $4,249 million of treasury bills), $19,922 million in U.S. dollars (includes $254 million in U.S. commercial paper), $1,127 million in Japanese yen, $3,426 million in euros and $3,680 million in other currencies.

From April 1, 2007 through November 26, 2007, the Province announced public offerings of bonds and notes totaling approximately $12.0 billion of which $10.4 billion were for provincial purposes and $1.6 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2007 through November 26, 2007 for provincial purposes.

Debt Issued by the Province for Provincial Purposes

					Principal
Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

DMTN175	18-Apr-2007	02-Dec-2012	4.600	Canadian$	213.0	(1) (2)
DMTN144	23-Apr-2007	19-May-2010	4.000	Canadian$	500.0	(1) (3)
DMTN173	26-Apr-2007	08-Mar-2017	4.300	Canadian$	600.0	(1) (4)
PN	24-May-2007	01-Jun-2012	4.950	U.S.$	1,000.0	(1) (5)
DMTN176	25-May-2007	02-Jun-2047	4.500	Canadian$	28.0	(1) (6)
DMTN173	04-Jun-2007	08-Mar-2017	4.300	Canadian$	300.0	(1) (4)
DMTN164	18-Jun-2007	02-Jun-2037	4.700	Canadian$	600.0	(1) (7)
OSB2007	21-Jun-2007	Various	Various	Canadian$	1,272.6	(9)
DMTN144	03-Jul-2007	19-May-2010	4.000	Canadian$	500.0	(1) (3)
DMTN173	12-Jul-2007	08-Mar-2017	4.300	Canadian$	190.5	(1) (4)
DMTN173	12-Jul-2007	08-Mar-2017	4.300	Canadian$	52.4	(1) (4)
DMTN173	12-Jul-2007	08-Mar-2017	4.300	Canadian$	104.8	(1) (4)
DMTN173	12-Jul-2007	08-Mar-2017	4.300	Canadian$	52.4	(1) (4)
DMTN173	30-Jul-2007	08-Mar-2017	4.300	Canadian$	600.0	(1) (4)
DMTN177	31-Jul-2007	08-Sep-2023	4.950	Canadian$	75.0	(1)
DMTN164	08-Aug-2007	02-Jun-2037	4.700	Canadian$	600.0	(1) (7)
DMTN164	04-Sep-2007	02-Jun-2037	4.700	Canadian$	600.0	(1) (7)
DMTN178	10-Sep-2007	02-Dec-2012	4.500	Canadian$	600.0	(1) (8)
DMTN164	19-Sep-2007	02-Jun-2037	4.700	Canadian$	600.0	(1) (7)
DMTN144	02-Oct-2007	19-May-2010	4.000	Canadian$	350.0	(1) (3)
DMTN173	05-Oct-2007	08-Mar-2017	4.300	Canadian$	300.0	(1) (4)
DMTN178	22-Oct-2007	02-Dec-2012	4.500	Canadian$	600.0	(1) (8)
DMTN164	06-Nov-2007	02-Jun-2037	4.700	Canadian$	600.0	(1) (7)

(1)	Interest paid semi-annually.

(2)	DMTN175: During the fiscal year 2007-08, the Series DMTN 175 was re-opened once bringing the total issue size to $793 million. Bonds are callable at the option of the Province on June 2, 2009 at par. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $580 million of this debt to a floating rate of 1 month CBA rate minus 0.12% and $213 million to a fixed rate of 4.44%.

(3)	DMTN144: During the fiscal year 2007-08, the Series DMTN144 was re-opened four times, bringing the total issue size to $2,500 million, including $150 million for OEFC.

(4)	DMTN173: During the fiscal year 2007-08, the Series DMTN173 was re-opened twelve times, bringing the total issue size to $4,600 million, including $1,900 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted $210 million of this debt to a floating rate of 3 month CBA rate minus .28%.

(5)	PN: The Province entered into currency exchange agreements that effectively converted $1,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.08115. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a floating 3 month US LIBOR rate minus 0.11%.

(6)	DMN176: During the fiscal year 2007-08, Series DMTN176 was re-opened once bringing the total issue size to $58 million.

(7)	DMTN164: During the fiscal year 2007-08, the Series DMTN164 was re-opened five times, bringing the total issue size to $8,500 million, including $400 million for OEFC.

(8)	DMTN178: During the fiscal year 2007-08, Series DMTN178 was re-opened three times bringing the total issue size to $1,200 million.

(9)	Ontario Savings Bonds Series 2007 were available in various types, maturities and interest rates. This was the thirteenth issue of provincial savings bonds. The total proceeds from this issue were $1,272.6 million.

Debt Issued by the Province for Ontario Electricity Financial Corporation (“OEFC”)

					Principal
Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	(in millions)	References

DMTN173	04-Jun-2007	08-Mar-2017	4.300	Canadian$	300.0	(1)
DMTN173	12-Jul-2007	08-Mar-2017	4.300	Canadian$	200.0	(1)
DMTN173	28-Aug-2007	08-Mar-2017	4.300	Canadian$	600.0	(1)
DMTN144	02-Oct-2007	19-May-2010	4.000	Canadian$	150.0	(1)
DMTN173	05-Oct-2007	08-Mar-2017	4.300	Canadian$	300.0	(1)

(1)	Interest paid semi-annually.

Ontario Electricity Industry

Ontario Electricity Financial Corporation (“OEFC”), a Crown agency, is the continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2007, OEFC had total debt of $27.890 billion (2006, $28.033 billion), excluding short-term overnight lending from the Province. $17.6 billion of OEFC’s debt as at March 31, 2007 (2006, $17.7 billion) is held by the Province and included in total debt and other liabilities.

Ontario Hydro’s successor companies include Ontario Power Generation Inc., (“OPG”), a generation business, and Hydro One Inc., (“Hydro One”), a transmission and distribution business, both of which are wholly-owned by the Province. In addition, the Independent Electricity System Operator (“IESO”) is the electricity system and market operator and the Electrical Safety Authority is responsible for electricity safety inspection. Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2007, OEFC held notes receivable in the amount of $3.0 billion from OPG, $78 million from the IESO and $8.9 billion from the Province.

Subject to a deductible of $10 million, OEFC has agreed to indemnify Hydro One in respect of (i) the failure of the Transfer Orders to transfer any asset, right or thing, or any interest therein related to its business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity. A similar indemnity provided to OPG was terminated as of May 31, 2006.

The Electricity Act, 1998 (“Electricity Act”) defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired in a competitive electricity market. As of April 1, 1999, the Ministry of Finance estimated the stranded debt to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. Unfunded liability represents the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC on April 1, 1999, at which time the unfunded liability was $19.433 billion. OEFC’s unfunded liability at March 31, 2007 is $18.289 billion.

As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act and include payments-in-lieu of property taxes and federal and provincial corporate income and capital taxes paid by OPG, Hydro One and the municipal electric utilities.

The Province receives dividend payments on its investments in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement.

Residual stranded debt is the portion of OEFC’s stranded debt that cannot be serviced by the foregoing dedicated revenue streams. The residual stranded debt was estimated at $7.8 billion on April 1, 1999. The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on Ontario electricity users. This charge, collected by the IESO, distributors and retailers, is payable to OEFC until its residual stranded debt is retired.

The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of market prices, contract prices, and regulated prices for OPG’s output from its price-regulated nuclear and large hydroelectric plants. As of April 1, 2005, the Ontario Energy Board (“OEB”) assumed responsibility for setting the commodity price payable by low volume and designated consumers under the Regulated Price Plan (“RPP”). The Ontario Power Authority (“OPA”) finances any differences between prices under the RPP and the actual supply cost of electricity, with any shortfall or surplus to be recovered or returned through the setting of RPP prices in the following period.

The Province, OPG and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement (“ONFA”), which governs the establishment, funding and management of segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.

Under ONFA, OPG is required to make quarterly payments to the funds that, together with income earned and a contribution made by OEFC, would cover all currently estimated costs. The Province is liable to make payments should the estimated costs for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate is updated periodically, to reflect new developments in the management of nuclear used fuel waste. Such an update was performed in 2006 and resulted in a lower estimate for eligible costs under ONFA for the management of the fixed volume of used fuel.

As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the nuclear used fuel waste management fund. If the earnings on assets in that fund exceed the guaranteed rate, the Province is entitled to the excess.

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (“CNSC”) licensing requirements for financial guarantees in respect of OPG’s nuclear station decommissioning and nuclear waste management obligations. One agreement gives the CNSC access to the segregated funds established under ONFA. The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $1.5 billion, relates to the portion of the decommissioning and waste management obligations not funded by the segregated funds at the time the Provincial guarantee level was set. The CNSC will review the requirement for a Provincial guarantee periodically. In return, the Province receives from OPG an annual fee equal to 0.5 per cent of the value of the direct provincial guarantee.

Non-Public Debt

Non-public debt is debt issued to certain public sector pension plans or the Federal Government and its agencies. As of March 31, 2007, approximately 12.6% of total liabilities were in the form of non-public debt. Non-public debt is composed almost exclusively of debt to pension plans, the two largest components being Ontario Teachers’ Pension Fund debt (3.6% of total liabilities) and CPP debt (5.7% of total liabilities).

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities comprise transfer payments, interest on publicly held debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Pensions and Other Employee Future Benefits

	As at March 31,
Pensions and Other Employee Future Benefits Liability (Asset)	2007	2006
	(in millions)

Obligation for benefits	$67,054	$64,512
Less: plan fund assets	(68,771)	(64,111)
Unamortized actuarial gains / (losses)	1,791	(189)
Adjustments(1)	1,324	1,474

Total	$1,398	$1,686

(1)	Adjustments consist of: i) differences for amounts reported by the pension plans at December 31, instead of the Province’s year- end of March 31; ii) unamortized difference between employer and employee contributions for jointly sponsored pension plans; iii) unamortized employee contribution reductions for solely sponsored plans; iv) unamortized initial unfunded liabilities of jointly sponsored plans; and v) amounts payable by the Province that are reflected as contributions in the pension plan assets.

Pensions

The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (“PSPP”) and joint sponsor of the Ontario Public Service Employees Union (“OPSEU”) Pension Plan, and the Ontario Teachers’ Pension Plan (“OTPP”).

These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute seven to nine per cent of their salary to these plans. The Province matches these contributions.

Funding of these plans is based on statutory actuarial funding valuations undertaken at least every three years. The Province contributed $797 million to OTPP in 2006 - 07 (2005-06, $740 million), $218 million (including $75 million special payment) to PSPP (2005-06, $136 million) and $143 million to OPSEU Pension Plan (2005-06, $143 million). During calendar year 2006, OTPP paid benefits, including transfers to other plans of $3.8 billion (2005, $3.6 billion), PSPP paid $822 million (2005, $793 million) and OPSEU Pension Plan paid $529 million (2005, $524 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (“OTF”), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.

The government’s best estimate of the future annual inflation rate used in the pension and other employee future benefits calculations disclosed in the financial statements is 2.5 per cent; the salary escalation rate is 3.5 per cent; and the discount rate and expected rate of return on pension plan assets are 6.75 per cent for OTPP, 6.5 per cent for PSPP and 6.75 per cent for OPSEU Pension Plan. Actuarial gains or losses are amortized over periods of 10 to 14 years.

The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service Supplementary Benefits Plan. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the above table.

Other Employee Future Benefits

Other Employee Future Benefits includes non-pension retirement benefits, post-employment benefits and compensated absences. The discount rate used in the Other Employee Future Benefits (except retirement benefits) calculation for 2006-07 is 4.90 per cent (2005-06, 4.65 per cent).

Retirement Benefits

The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The Province paid $122 million for benefits under the plan in 2006-07 (2005-06, $119 million). The liability for non-pension retirement benefits of $2.7 billion as at March 31, 2007 (2006, $2.5 billion) is included in the Other Employee Future Benefits Liability. The expense for 2006-07 of $385 million (2005-06, $502 million) is included in the Other Employee Future Benefits Expense.

The discount rate used in the other retirement benefits calculation for 2006-07 is 5.10 per cent (2005-06, 5.15 per cent).

The Province entered into an agreement with OPSEU to change various supplemental health benefits in 2005. The cost of these changes of $211 million was included in the 2005-06 Other Employee Future Benefits Expense.

Post-Employment Benefits

For employees who have completed five years of service, the Province provides termination pay equal to one week’s salary for each year of service up to a maximum of 50 per cent of their annual salary. Employees who have completed one year of service but less than five years are also entitled to termination pay in the event of death, retirement or release from employment. The termination pay benefits are unfunded and are administered by the Province. The Province paid out $48 million in termination pay in 2006-07 (2005-06, $49 million). The liability for termination pay of $834 million as at March 31, 2007 (2006, $805 million) is included in the Other Employee Future Benefits Liability. The expense for 2006-07 of $78 million (2005-06, $76 million) is included in the Other Employee Future Benefits Expense.

The Province also provides, on a self-insured basis, workers’ compensation benefits, long-term disability benefits and regular benefits to employees who are on long-term disability. The liability for workers’ compensation of $416 million as at March 31, 2007 (2006, $360 million) net of deposits of $2 million (2006, $3 million) is included in the Other Employee Future Benefits Liability. The expense for 2006-07 of $98 million (2005-06, $53 million), including a $42 million payment made in 2006-07 (2005-06, $41 million), is included in the Other Employee Future Benefits Expense.

The unfunded liability for long-term disability benefits of $222 million as at March 31, 2007 (2006, $209 million) is net of deposits of $362 million (2006, $322 million), and is included in the Other Employee Future Benefits Liability. The 2006-07 expense of $77 million (2005-06, $82 million) is included in the Other Employee Future Benefits Expense. A $64 million payment for long-term disability benefits was made in 2006-07 (2005-06, $56 million).

Other Liabilities

Other Liabilities include deferred revenues, pension and benefit funds related to the Provincial Judges’ Pension Fund, the Public Service and the Deputy Ministers’ Supplementary Benefit Accounts, externally restricted funds and other miscellaneous liabilities.

Claims Against the Crown

Of the claims outstanding against the Crown in Right of Ontario as at March 31, 2007, 102 were for amounts over $50 million each — See “Public Accounts, 2006-2007 — Volume 1 — IV. CLAIMS AGAINST THE CROWN” (111 including claims over $50 million against Crown agencies as reported in the Consolidated Financial Statements contained in the 2006-2007 Public Accounts of Ontario). These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of November 26, 2007 there were 102 claims outstanding against the Crown in Right of Ontario, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

Debt
Selected Characteristics by Type of Issue
As at March 31, 2007

			Average
		Average	Annual Cost	Average Annual
	As a Percentage	Term to	to the	Rate of Growth
	of Total	Maturity	Province	2003-2007
	(%)	(Years)	(%)	(%)

Debt
Publicly Held Debt
Debentures & Bonds(1)	72.9	11.5	5.5	5.0
Treasury Bills	2.4	0.2	5.1	(3.6)
Non-Public Debt
Canada Pension Plan Investment Fund	5.7	10.8	7.6	(3.0)
Ontario Teacher’s Pension Plan	3.6	2.2	11.6	(10.3)
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	0.7	4.7	11.9	(5.6)
Public Service Pension Plan	1.4	4.7	11.9	(5.6)
Canada Mortgage and Housing Corporation	0.5	8.2	7.3	(3.9)
Other	0.7	11.8	4.1	75.5

	87.9	10.6	6.0	—

Other Liabilities	12.1	N/A	—	(2.0)

Total	100.0	N/A	N/A	2.2

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

Debt Record

The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Debt Maturity and Interest Charges

As at March 31, 2007, approximately 42.7% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 64.2% within the next 10 years. Interest charges on total debt for 2006-07 was $8,831 million and are estimated to be $9,067 million for fiscal 2007-08 on an accrual and consolidation basis of accounting.

Debt Maturity Schedule
As at March 31, 2007

	Total Debt(1)
	Publicly Held	Non-Public
Year Ending March 31,	Debt	Debt	Total	% Of Total
		(in millions)

2008	$16,394	$2,828	$19,222	12.3
2009	17,992	2,564	20,556	13.1
2010	10,758	2,962	13,720	8.7
2011	4,400	2,038	6,438	4.1
2012	4,780	2,347	7,127	4.5

1-5 years	54,324	12,739	67,063	42.7
6-10 years	30,352	3,460	33,812	21.5
11-15 years	3,988	2,436	6,424	4.1
16-20 years	9,641	2,659	12,300	7.8
21-25 years	13,372	234	13,606	8.7
26-40 years	22,754	1,034	23,788	15.2

	$134,431	$22,562	$156,993	100.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(3)	Consolidated Debt of the Ontario Public Sector

Overview

While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.

Consolidated Debt of the Ontario Public Sector

	As at
	March 31, 2007	% Of Total
	(in millions)

Net Debt(1)	$141,100	87.2
Obligations Guaranteed(2)	2,600	1.6
Other Public Sector Debt(3)	18,187	11.2

Total Consolidated Debt of the Ontario Public Sector	$161,887	100.0

Source: Ontario Ministry of Finance.

(1)	Net debt represents the difference between liabilities and financial assets. Net debt does not take into account net assets of Broader Public Sector Organizations of $17,079 million (2006, $16,739 million) and tangible capital assets of $17,245 million as at March 31, 2007 (2006, $16,034 million) as these assets are used to provide services and are not available to discharge liabilities.

(2)	A provision of $416 million as at March 31, 2007 (2006, $504 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been expensed and is reflected in the accrued liabilities for transfer payments.

(3)	Other Public Sector Debt comprises local government debt of $9,394 million and schools’, colleges’, universities’ and hospitals’ debt of $8,793 million.

(4)	Selected Debt Statistics

The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.

Consolidated Debt of the Ontario Public Sector

						Average
						Annual
						Rate of
						Growth
	As at March 31,					2003-2007
	2003	2004	2005	2006	2007	%
	(in millions unless otherwise indicated)

Consolidated Debt	$146,451	$153,044	$156,984	$159,919	$161,887	2.6
Consolidated Debt per Capita	12,101	12,480	12,643	12,733	12,760	1.3
Consolidated Debt/Personal Income (%)	39.6	40.1	39.4	38.4	37.2	(1.1)
Consolidated Debt/GDP (%)	30.7	31.0	30.3	29.6	29.0	(1.6)

Sources: Ontario Ministry of Finance.

The Canadian Dollar

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

						Jan 1-
						Nov 26
	2002	2003	2004	2005	2006	2007

High	66.18	77.38	84.93	86.90	91.05	108.52
Low	61.99	63.31	71.59	78.72	85.31	84.35

Source: Bank of Canada.

(5)	Financial Tables

I.	Summary of Net Debt and Accumulated Deficit

	As at March 31,
	2003	2004	2005	2006	2007
	(in millions)

Non-Public Debt
Canada Pension Plan Investment Fund	$10,746	$10,233	$10,233	$10,233	$10,233
Ontario Teachers’ Pension Plan	10,387	9,487	8,666	7,596	6,411
Canada Mortgage and Housing Corporation	1,078	1,047	1,003	960	914
Public Service Pension Plan	3,200	3,052	2,886	2,705	2,502
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,520	1,450	1,371	1,285	1,188
Other	356	1,096	1,231	1,367	1,314

	$27,287	$26,365	$25,390	$24,146	$22,562

Publicly Held Debt
Debentures and Bonds(1)	$102,958	$116,732	$125,279	$123,130	$128,666
Treasury Bills	6,274	3,359	3,747	5,214	4,249
U.S. Commercial Paper(1)	1,515	1,156	269	706	254
Ontario Infrastructure Projects Corporation (“OIPC”)(2)	—	323	1,288	1,323	1,262
Other	438	422	404	387	—

	$111,185	$121,992	$130,987	$130,760	$134,431

Total Debt	$138,472	$148,357	$156,377	$154,906	$156,993 (5)

Cash and Temporary Investments	(7,252)	(8,139)	(14,353)	(7,426)	(6,622)
Other Net (Assets)/Liabilities(3)	1,427	(1,402)	(1,103)	(5,552)	(9,271)

Net Debt	$132,647	$138,816	$140,921	$141,928	$141,100

Non-Financial Assets(4)	(13,942)	(14,628)	(15,178)	(32,773)	(34,324)

Accumulated Deficit	$118,705	$124,188	$125,743	$(109,155)	$(106,776)

Source: Ontario Ministry of Finance

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	Under the Ontario Infrastructure Projects Corporation Act, 2006, Ontario Infrastructure Projects Corporation and Ontario Strategic Infrastructure Financing Authority were amalgamated under the name of Ontario Infrastructure Projects Corporation.

(3)	Other Net (Assets)/Liabilities include Accounts Receivable, Loan Receivable (including municipal loans by OIPC), Advances and Investments in Government business enterprises, Accounts Payable, Accrued Liabilities, Pensions, and the liability for Power Purchase Agreements with non-utility generators.

(4)	Non-Financial Assets include tangible capital assets of $17,245 million (2006, $16,034 million) and Net Assets of Broader Public Sector Organizations of $17,079 million (2006, $16,739 million).

(5)	See “4. Public Debt — (5) Financial Tables — Public Accounts, 2006-2007 — Volume 1 — II. Outstanding Debt” for details of individual debt issues.

Risk Management and Derivative Financial Instruments

The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal contracts under which the Province agrees with another party to exchange cash flows based upon one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.

Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including foreign exchange forward contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of foreign exchange forward contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the foreign exchange forward contract over the remaining term of the underlying debt, or until replaced with a long-term derivative contract.

The current policy allows the net of unhedged foreign currency debt principal net of foreign currency holdings to reach a maximum of 5 per cent of Debt Issued for Provincial Purposes and OEFC debt. At March 31, 2007, the respective unhedged levels were 0.7 and nil per cent (2006, 0.8 and nil per cent). For every one-cent increase in the Canadian dollar versus the U.S. dollar, there would be an increase in the debt amount of $2.5 million (2006, $3 million) and an increase in Interest on Debt of $2.4 million (2006, $1.7 million). For every one Japanese yen decrease versus the Canadian dollar, there would be an increase in debt amount of $7 million (2006, $7 million) and an increase in Interest on Debt of $2.4 million (2006, $2.0 million). Total foreign exchange gains recognized in the Statement of Operations for 2006-07 were $127 million (2005-06, $112 million).

Interest on debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes and OEFC debt, the risk is measured as interest rate resetting risk, which is the net of floating rate exposure, liquid reserves and fixed rate debt maturing within the next 12-month period as a percentage of Debt Issued for Provincial Purposes and OEFC debt respectively. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions. The current policy limits interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt to a maximum of 35 per cent.

As at March 31, 2007, interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt was 15.3 and 14.4 per cent (2006, 14.1 and 20.3 per cent). Based on floating rate interest-bearing financial instruments on hand at the balance sheet date plus planned refinancing of maturing debt in the coming year, a one per cent (100 basis points) increase in interest rates would result in an increase in Interest on Debt of $250 million (2006, $250 million).

Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments, at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has short-term note programs as alternative sources of liquidity.

The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding at March 31, 2007, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

Derivative Portfolio Notional Value
As at March 31,

						6-10	Over 10	2007	2006
Maturity in Fiscal Year	2008	2009	2010	2011	2012	Years	Years	Total	Total
	(in millions)

Swaps:
Interest Rate	$13,798	$12,152	$8,716	$2,111	$2,536	$24,032	$5,220	$68,565	$64,735
Cross Currency	6,106	5,301	5,717	499	1,231	12,466	—	31,320	28,435
Forward Foreign Exchange Contracts	1,771	32	—	—	—	—	—	1,803	3,639
Caps and Floors	50	—	88	—	—	—	—	138	532

TOTAL	$21,725	$17,485	$14,521	$2,610	$3,767	$36,498	$5,220	$101,826	$97,341

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and, if applicable, payment netting with virtually all of its counterparties. Gross credit risk exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net credit risk exposure is the loss including the mitigating impact of these netting provisions.

The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2007.

Credit Risk Exposure
As at March 31,

	2007	2006
	(in millions)

Gross Credit Risk Exposure(1)	$1,083	$1,507
Less: Netting(2)	(898)	(1,395)

Net Credit Risk Exposure	$185	$112

Note:

(1)	Gross credit risk exposure is the gross credit exposure to counterparties with net positive exposures (that is, the Province has an unrealized gain).

(2)	“Netting” is the gross negative credit exposure to counterparties with net positive credit exposures covered by master agreements providing for close out netting when contracts do not have co-terminus settlement dates.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT

As at March 31, 2007

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

Debt Issued for Provincial Purposes

PAYABLE IN CANADA IN CANADIAN DOLLARS
NON-PUBLIC DEBT To Ontario Teachers’ Pension Fund: Year ending March 31
2008	1983-1991	TI	10.15 to 15.38	1,945,000,000
2009	1986-1991	TI	10.98 to 11.50	1,465,000,000
2010	1986-1991	TI	10.22 to 11.24	1,236,000,000
2011	1987	TI	10.11 to 10.32	560,000,000
2012	1988-1991	TI	10.68 to 11.24	580,000,000
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				6,411,000,000

To Canada Pension Plan Investment Fund: Year ending March 31
2008	1988	CPP	10.79	42,300,000
2012	1992	CPP	9.81 to 10.04	987,249,000
2013	1993	CPP	9.17 to 9.45	700,137,000
2019	1999	CPP	5.18 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2001	CPP	6.33 to 6.67	609,834,000
2022	2002	CPP	6.22 to 6.47	330,994,000
2024	2004	CPP	5.26 to 5.97	688,007,000
2025	2005	CPP	5.15 to 5.79	1,133,182,000
2026	2006	CPP	4.67 to 5.19	574,612,000

				5,981,474,000	(5)

To Canada Pension Plan Investment Board: Year ending March 31
2014	2005	CPP	4.17	44,887,000
2036	2006	CPP	4.59-4.73	594,003,000
2037	2007	CPP	4.50-4.76	351,269,000

				990,159,000	(5)

To Public Service Pension Fund: Year ending March 31
2008	1997	OPB	15.38	109,181,452
2009	1997	OPB	12.79	264,512,886
2010	1997	OPB	12.88	273,669,452
2011	1997	OPB	13.33	282,994,558
2012	1997	OPB	11.55	336,229,108
2013	1997	OPB	10.38	374,479,804
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				2,501,682,998	(65)

To Public Service Employees’ Union Pension Fund: Year ending March 31
2008	1997	OPPT	15.38	51,867,153
2009	1997	OPPT	12.79	125,658,067
2010	1997	OPPT	12.88	130,007,936
2011	1997	OPPT	13.33	134,437,870
2012	1997	OPPT	11.55	159,727,189
2013	1997	OPPT	10.38	177,898,359
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				1,188,436,051	(65)

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

To Ontario Mortgage and Housing Corporation: Year ending March 31
2010	1994	OHC	8.264 to 9.215	422,388,939
2011	1994-1995	OHC	8.242 to 9.898	694,880,091
2012	1995	OHC	9.655	33,382,267
2013	1995	OHC	9.655	6,561,000

				1,157,212,297	(141)

To Ontario Immigrant Investor Corporation: Year ending March 31
2008	2007	OIIC 88	1 CBA-0.15	800,000
2008	2003-2004	OIIC 26-38	Zero	23,744,378	(123)
2009	2004-2005	OIIC 39-51	Zero	24,902,382	(123)
2010	2005-2006	OICC 52-64	Zero	161,125,728	(123)
2011	2006-2007	OIIC 65-77	Zero	148,111,672	(123)
2012	2007	OIIC 78-87,89	Zero	93,771,176	(123)

				452,455,336
Unamortized discount				(50,751,892)

				401,703,444

To Canada Mortgage and Housing Corporation: Year ending March 31
2000-2010	1970 to 1975	CMHC	5.75 to 6.875	683,154
2000-2011	1971 to 1976	CMHC	5.375 to 8.25	1,629,600
2000-2012	1972	CMHC	6.875 to 8.25	2,289,602
2000-2013	1973	CMHC	7.25 to 8.25	481,710
2000-2014	1974	CMHC	6.125 to 8.255	8,081,055
2000-2015	1975	CMHC	7.50 to 10.375	5,409,377
2000-2016	1976	CMHC	5.375 to 10.75	12,163,814
2000-2017	1977	CMHC	7.625 to 10.75	9,438,549
2000-2018	1977 to 1978	CMHC	7.625 to 13.00	25,228,950
2000-2019	1977 to 1980	CMHC	7.625 to 15.25	29,435,793
2000-2020	1977 to 1980	CMHC	7.625 to 15.75	47,887,239
2000-2021	1980-1981	CMHC	9.50 to 15.75	23,479,165
2000-2022	1982	CMHC	9.75 to 15.75	954,036

				167,162,044	(7)

To Ryerson Retirement Pension Plan: Year ending March 31
2007	1995	RRPF	9.64	1,618,485	(16)

				1,618,485

TOTAL NON-PUBLIC DEBT				18,800,448,319

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
April 27, 2007	October 27, 2004	DMTN125	Step-up	25,000,000	(99)
April 29, 2007	October 29, 2004	DMTN129	Step-up	35,000,000	(3)
May 3, 2007	May 3, 2004	DMTN108	Step-up	25,000,000	(129)
May 5, 2007	May 5, 2004	DMTN107	Step-up	60,000,000	(113)
June 17, 2007	June 17, 2005	DMTN147	Step-up	40,000,000	(18)
June 18, 2007	January 26, 2004	DMTN96	3 CBA	150,000,000	(106)
June 20, 2007	June 20, 2005	DMTN146	Step-up	35,000,000	(22)
June 21, 2007	June 21, 2005	DMTN145	Step-up	25,000,000	(25)
June 21, 2007	June 21, 2005	DMTN148	Step-up	25,000,000	(31)
July 7, 2007	July 7, 2004	DMTN114	Step-up	26,000,000	(100)
July 19, 2007	January 19, 2005	DMTN134	Step-up	35,000,000	(48)
July 26, 2007	January 26, 2004	DMTN91	Step-up	25,000,000	(75)
July 28, 2007	January 31, 2005	DMTN137	Step-up	30,000,000	(26)
August 12, 2007	February 12, 2004	DMTN98	Step-up	25,000,000	(78)
August 22, 2007	August 22, 2005	DMTN151	Step-up	45,000,000	(39)
September 7, 2007	September 7, 2004	DMTN118	Step-up	31,000,000	(85)
September 12, 2007	September 12, 1997	LE	6.125	1,660,000,000	(130)

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

September 19, 2007	March 19, 2004	DMTN101	Step-up	30,000,000	(87)
September 20, 2007	September 20, 2004	DMTN121	Step-up	25,000,000	(120)
September 21, 2007	September 21, 2005	DMTN154	Step-up	35,000,000	(49)
September 22, 2007	September 22, 2005	DMTN155	Step-up	25,000,000	(58)
September 26, 2007	September 26, 2005	DMTN156	Step-up	25,000,000	(63)
October 1, 2007	October 1, 2004	DMTN123	Step-up	25,000,000	(76)
October 14, 2007	October 14, 2004	DMTN127	Step-up	25,000,000	(33)
October 27, 2007	October 27, 2004	DMTN128	Step-up	25,000,000	(2)
October 31, 2007	October 31, 2005	DMTN159	Step-up	50,000,000	(70)
November 4, 2007	November 4, 2005	DMTN160	Step-up	35,000,000	(73)
December 5, 2007	December 5, 2001	DMTN30	Step-up	50,000,000	(110)
December 7, 2007	December 7, 2005	DMTN162	Step-up	25,000,000	(77)
December 10, 2007	December 10, 1997	LH	5.875	66,475,000
January 25, 2008	January 25, 2005	DMTN136	3 CBA+0.19	50,000,000	(50)
February 25, 2008	February 25, 2005	DMTN139	Step-up	25,000,000	(81)
March 8, 2008	November 21, 2005	DMTN161	3.875	1,000,000,000	(137)
March 26, 2008	March 26, 2004	DMTN103	Step-up	30,000,000	(101)
May 30, 2008	May 30, 2003	DMTN70	3 CBA+0.03	1,025,000,000	(53)
June 3, 2008	June 3, 1999	MN	5.75	50,000,000	(46)
July 15, 2008	February 6, 1998	LM	5.50	75,000,000
September 4, 2008	September 4, 1998	LW	6.30	50,000,000
October 1, 2008	October 1, 2003	DMTN85	3 CBA+0.03	2,360,000,000	(68) (107)
November 17, 2008	November 12, 2003	DMTN87	4.40	750,000,000	(82)
November 22, 2008	November 22, 2006	DMTN170	Step-up	25,000,000	(55)
December 1, 2008	September 15, 1998	LZ	5.70	1,607,500,000	(71)
January 31, 2009	January 31, 2007	DMTN174	Step-up	25,000,000	(47)
March 2, 2009	March 2, 2004	DMTN100	3 CBA+0.025	275,000,000	(134)
March 8, 2009	March 11, 2004	DMTN102	Step-up	174,000,000	(128)
April 6, 2009	March 24, 2005	DMTN143	3 CBA+0.01	550,000,000	(6)
May 19, 2009	April 20, 2004	DMTN106	4.00	1,250,000,000	(89)
August 13, 2009	March 2, 2004	DMTN99	3.21	71,445,278	(124)
November 7, 2009	November 9, 2004	DMTN130	3 CBA	900,000,000	(140)
November 19, 2009	March 19, 1999	MU	6.20	900,000,000	(138)
December 14, 2009	March 14, 2005	DMTN142	3 CBA+0.25	88,000,000	(108)
May 19, 2010	April 4, 2005	DMTN144	4.00	1,000,000,000	(95)
July 5, 2010	July 5, 2005	DMTN150	Step-up	75,500,000	(36)
November 19, 2010	November 24, 2000	NK	6.10	1,620,000,000	(111)
December 2, 2011	February 27, 2002	DMTN8	6.10	1,000,000,000	(97)
December 2, 2011	May 3, 2006	DMTN165	4.40	1,000,000,000	(102)
July 7, 2012	May 8, 2002	DMTN46	Zero	2,242,035	(60) (98)
December 2, 2012	December 2, 2002	DMTN53	5.375	2,000,000,000	(4)
December 2, 2012	January 30, 2007	DMTN175	4.60	580,000,000	(42)
June 2, 2013	September 22, 2003	DMTN69	4.75	1,030,000,000
September 8, 2013	July 23, 2004	DMTN116	Step-up	100,000,000	(56)
March 8, 2014	January 12, 2004	DMTN93	5.00	2,500,000,000	(109)
December 2, 2014	December 2, 2004	MW	6.80	11,450,000	(34)
March 8, 2015	March 9, 2005	DMTN135	4.50	2,500,000,000
September 1, 2015	September 1, 2000	DMTN1	6.25	34,000,000	(45)
March 8, 2016	February 14, 2006	DMTN163	4.40	1,250,000,000	(105)
June 2, 2016	June 29, 2005	DMTN149	Step-up	200,000,000	(32)
December 2, 2016	August 22, 2005	DMTN152	Step-up	300,000,000	(40)
December 2, 2016	December 7, 2004	DMTN132	4.875	200,000,000
March 8, 2017	January 25, 2007	DMTN173	4.30	500,000,000	(19)
June 2, 2018	August 28, 2003	DMTN79	5.50	605,000,000	(10)
June 2, 2019	April 19, 2004	DMTN105	5.350	100,000,000	(133)
June 2, 2020	February 22, 2005	DMTN140	4.85	524,000,000	(92)
September 4, 2020	September 4, 1998	LY	6.30	50,000,000
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000
September 8, 2023	September 8, 1993	HP	8.10	940,570,000	(59)
June 2, 2025	December 20, 1994	JE	9.50	460,000,000
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000
December 2, 2026	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(90)
February 3, 2027	August 5, 1997	KN	7.50	58,220,000
February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	April 1, 1998	KY	7.50	11,549,000
February 3, 2027	December 4, 1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000	(61)
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
January 15, 2031	March 8, 2005	DMTN141	5.20	230,000,000
June 2, 2031	March 27, 2000	NF	6.20	2,500,000,000	(51)
March 8, 2033	February 17, 2003	DMTN61	5.85	4,500,000,000
March 8, 2033	April 29, 2004	DMTN110	Step-up	200,000,000	(115)
July 13, 2034	September 21, 2005	DMTN157	5.00	47,500,000	(52)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000
January 10, 1995 to
January 10, 2035	November 30, 1994	HZ	9.4688	2,315,904	(24)
“	“	JA	9.4688	11,833,945	(24)
“	“	JB	9.4688	8,482,324	(24)
“	“	JC	9.4688	4,764,354	(24)
“	“	JD	9.4688	3,171,134	(24)
January 12, 2035	January 12, 2007	JG	9.50	132,950,000	(21)
February 8, 2035	February 8, 1995	JJ	9.875	53,000,000
June 2, 2035	August 25, 2004	DMTN119	5.60	6,898,000,000	(11)
June 2, 2035	January 12, 2005	DMTN133	Step-up	150,000,000	(38)
June 20, 2036	June 28, 1996	KC	8.25	98,984,000	(64)
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	306,471,001	(44)
June 2, 2037	February 22, 2006	DMTN164	4.70	5,100,000,000	(103)
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(127)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	100,000,000
July 13, 2039	February 2, 1999	MK	5.65	300,000,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000
December 2, 2041	August 15, 2001	DMTN10	6.20	340,000,000	(57)
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	75,000,000	(94)
June 2, 2044	September 13, 2006	DMTN169	4.60	27,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(41)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000	(20)
June 2, 2045	August 31, 2005	DMTN153	4.50	175,000,000	(86)
June 2, 2046	May 24, 2006	DMTN166	4.85	154,700,000	(74)
June 2, 2047	February 28, 2007	DMTN176	4.50	30,000,000

				70,488,420,151
CPI adjustment to Real Return Swap				(3,199,613)	(44)

				70,485,220,538

ONTARIO SAVINGS BONDS
March 1, 2000	March 1, 1995	Annual	Variable	917,100	(29)
March 1, 2000	March 1, 1995	Compound	Variable	1,706,250	(29)
June 21, 2000	June 21, 1997	Annual	5.25	97,200	(29)
June 21, 2000	June 21, 1997	Compound	5.25	73,300	(29)
June 21, 2001	June 21, 1996	Annual	Step-up	283,300	(29)
June 21, 2001	June 21, 1996	Compound	Step-up	857,100	(29)
June 21, 2001	June 21, 1996	Annual	Variable	385,300	(29)
June 21, 2001	June 21, 1996	Compound	Variable	133,400	(29)
June 21, 2001	June 21, 1998	Annual	5.25	107,100	(29)

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

June 21, 2001	June 21, 1998	Compound	5.25	171,400	(29)
June 21, 2002	June 21, 1999	Annual	5.50	191,800	(29)
June 21, 2002	June 21, 1999	Compound	5.50	729,900	(29)
June 21, 2003	June 21, 1998	Annual	Step-up	223,700	(29)
June 21, 2003	June 21, 1998	Compound	Step-up	1,094,700	(29)
June 21, 2003	June 21, 2000	Annual	6.50	436,600	(29)
June 21, 2003	June 21, 2000	Compound	6.50	479,100	(29)
June 21, 2004	June 21, 1997	Annual	Step-up	1,295,800	(29)
June 21, 2004	June 21, 1997	Compound	Step-up	1,364,750	(29)
June 21, 2004	June 21, 1997	Annual	Variable	95,400	(29)
June 21, 2004	June 21, 1997	Compound	Variable	85,400	(29)
June 21, 2004	June 21, 1999	Annual	Step-up	653,100	(29)
June 21, 2004	June 21, 1999	Compound	Step-up	1,569,800	(29)
June 21, 2004	June 21, 2001	Annual	5.50	906,300	(29)
June 21, 2004	June 21, 2001	Compound	5.50	2,015,800	(29)
June 21, 2005	June 21, 1998	Annual	Variable	734,400	(29)
June 21, 2005	June 21, 1998	Compound	Variable	1,687,300	(29)
June 21, 2005	June 21, 2000	Annual	Step-up	1,574,700	(29)
June 21, 2005	June 21, 2000	Compound	Step-up	3,278,400	(29)
June 21, 2005	June 21, 2002	Annual	4.625	2,782,200	(29)
June 21, 2005	June 21, 2002	Compound	4.625	5,342,900	(29)
June 21, 2006	June 21, 1999	Annual	Variable	1,037,200	(29)
June 21, 2006	June 21, 1999	Compound	Variable	2,758,600	(29)
June 21, 2006	June 21, 2001	Annual	Step-up	8,340,500	(29)
June 21, 2006	June 21, 2001	Compound	Step-up	16,374,000	(29)
June 21, 2006	June 21, 2003	Annual	3.45	2,371,800	(29)
June 21, 2006	June 21, 2003	Compound	3.45	4,478,200	(29)
June 21, 2007	June 21, 2000	Annual	Variable	21,977,400	(67)
June 21, 2007	June 21, 2000	Compound	Variable	42,000,700	(67)
June 21, 2007	June 21, 2002	Annual	Step-up	205,058,100	(66)
June 21, 2007	June 21, 2002	Compound	Step-up	217,442,200	(66)
June 21, 2007	June 21, 2004	Annual	3.30	104,560,200	(30)
June 21, 2007	June 21, 2004	Compound	3.30	91,817,500	(30)
June 21, 2008	June 21, 2001	Annual	Variable	17,841,100	(67)
June 21, 2008	June 21, 2001	Compound	Variable	29,450,600	(67)
June 21, 2008	June 21, 2003	Annual	Step-up	416,785,700	(66)
June 21, 2008	June 21, 2003	Compound	Step-up	513,483,400	(66)
June 21, 2008	June 21, 2005	Annual	3.10	213,970,700	(30)
June 21, 2008	June 21, 2005	Compound	3.10	188,968,700	(30)
June 21, 2009	June 21, 2002	Annual	Variable	24,235,500	(67)
June 21, 2009	June 21, 2002	Compound	Variable	33,924,400	(67)
June 21, 2009	June 21, 2004	Annual	Step-up	306,752,700	(66)
June 21, 2009	June 21, 2004	Compound	Step-up	315,422,200	(66)
June 21, 2009	June 21, 2006	Annual	4.10	97,019,100	(30)
June 21, 2009	June 21, 2006	Compound	4.10	97,548,800	(30)
June 21, 2010	June 21, 2003	Annual	Variable	51,184,500	(67)
June 21, 2010	June 21, 2003	Compound	Variable	53,375,400	(67)
June 21, 2010	June 21, 2005	Annual	Step-up	45,801,500	(66)
June 21, 2010	June 21, 2005	Compound	Step-up	71,851,800	(66)
June 21, 2011	June 21, 2004	Annual	Variable	6,584,600	(67)
June 21, 2011	June 21, 2004	Compound	Variable	8,395,300	(67)
June 21, 2011	June 21, 2006	Annual	Step-up	191,946,100	(66)
June 21, 2011	June 21, 2006	Compound	Step-up	218,391,300	(66)
June 21, 2012	June 21, 2005	Annual	Variable	44,156,600	(67)
June 21, 2012	June 21, 2005	Compound	Variable	33,923,600	(67)
June 21, 2013	June 21, 2006	Annual	Variable	337,624,200	(67)
June 21, 2013	June 21, 2006	Compound	Variable	203,789,400	(67)

				4,271,917,100	(62)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				74,757,137,638

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

GLOBAL MARKET PAYABLE IN CANADIAN DOLLARS
February 7, 2024	February 7, 1994	HS	7.50	1,106,700,000

TOTAL PAYABLE IN CANADIAN DOLLARS				1,106,700,000

PAYABLE IN EUROPE IN CANADIAN DOLLARS
September 10, 2007	September 10, 2002	EMTN52	4.375	750,000,000
December 31, 2007	January 16, 2002	EMTN51	5.125	350,000,000
April 17, 2008	April 17, 2003	EMTN58	4.50	1,000,000,000
January 22, 2009	January 22, 2004	EMTN62	4.00	443,730,000	(104)
January 22, 2009	January 27, 1999	EMTN42	5.00	350,000,000	(139)
December 1, 2010	November 15, 2005	EMTN74	4.00	200,000,000	(136)
July 27, 2011	July 27, 2004	EMTN64	4.75	250,000,000
November 30, 2011	November 30, 2001	EMTN50	5.25	450,000,000
April 17, 2013	April 17, 2003	EMTN56	5.50	275,000,000
December 21, 2015	October 21, 2005	EMTN73	3 CBA+0.03	250,000,000	(135)
July 13, 2034	July 13, 1994	EMTN5	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				4,618,730,000

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS
February 18, 2013	February 18, 1993	HJ	9.24	250,000,000	(96)

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
July 16, 2007	July 16, 2004	PB	3.35	1,000,000,000
September 17, 2007	September 17, 2002	NR	3.50	1,000,000,000
January 15, 2008	November 26, 2004	PD	3.375	1,000,000,000
May 2, 2008	May 5, 2003	NY	3.125	500,000,000
October 1, 2008	October 1, 1998	MB	5.50	1,750,000,000
October 21, 2009	October 21, 2004	PC	3.625	1,000,000,000
December 15, 2009	October 1, 2002	NS	3.75	300,000,000
October 18, 2011	October 18, 2006	PL	5.00	1,000,000,000
July 17, 2012	July 17, 2002	NQ	5.125	750,000,000
February 15, 2013	February 7, 2003	NU	4.375	500,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000
January 19, 2016	January 18, 2006	PJ	4.75	1,000,000,000
April 27, 2016	April 27, 2006	PK	5.45	1,000,000,000
November 28, 2016	November 28, 2006	PM	4.95	1,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				12,300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.24376				15,298,211,834	(43)

PAYABLE IN CANADA IN U.S. DOLLARS
November 18, 2014	November 18, 2004	DMTN131	4.50	300,000,000
December 21, 2016	December 21, 2006	DMTN171	4.95	100,000,000

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.18350				473,400,000	(9)

PAYABLE IN EUROPE IN U.S. DOLLARS
July 11, 2008	July 11, 2006	EMTN77	5.50	500,000,000	(72)
November 26, 2008	November 26, 2004	EMTN68	Step-up	30,000,000	(17)

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				530,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.11555				591,240,000

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN JAPAN IN JAPANESE YEN
July 18, 2007	July 18, 1997	YL012	2.615	10,000,000,000
November 12, 2009	November 12, 1999	YL014	2.00	10,000,000,000
July 28, 2014	July 28, 2003	YL015	0.76	5,000,000,000

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				25,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010680				267,011,363	(14)

GLOBAL MARKET PAYABLE IN JAPANESE YEN
January 25, 2010	January 25, 2000	ND	1.875	50,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN JAPANESE YEN				50,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010265				513,232,136	(122)

PAYABLE IN EUROPE IN JAPANESE YEN
June 13, 2007	June 13, 1997	EMTN34	3.58	10,000,000,000	(79)
February 25, 2008	February 25, 1998	EMTN36	2.60	7,100,000,000	(80)
November 19, 2009	November 24, 1999	EMNT46	2.00	10,000,000,000
June 24, 2013	June 24, 2003	EMTN59	0.50	5,000,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				32,100,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010823				347,403,285	(15)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
March 7, 2008	March 7, 2003	EMTN54	4.75	100,000,000
April 23, 2013	April 23, 2003	EMTN57	5.50	100,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				200,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.77463				154,926,120	(117)

PAYABLE IN EUROPE IN EUROS
July 29, 2008	July 29, 1996	KD	6.875	457,347,051	(121)
July 21, 2009	July 21, 1997	EMTN35	5.875	457,347,051	(118)
March 12, 2010	March 12, 2003	EMTN55	3.50	400,000,000

TOTAL PAYABLE IN EUROPE IN EUROS				1,314,694,102

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.70189				2,237,459,933	(27)

GLOBAL MARKET PAYABLE IN EUROS
May 14, 2013	May 7, 2003	NZ	4.125	750,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EUROS				750,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.58460				1,188,448,245	(119)

PAYABLE IN EUROPE IN SWISS FRANCS
September 15, 2009	September 15, 2004	EMTN66	2.00	250,000,000
September 8, 2014	September 8, 2005	PH	2.00	200,000,000
June 29, 2015	June 29, 2005	PF	2.125	200,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				650,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.98963				643,258,674	(131)

GLOBAL MARKET PAYABLE IN NEW ZEALAND DOLLARS
March 3, 2008	March 3, 2003	NV	5.75	250,000,000
December 3, 2008	December 3, 1998	MF	6.25	250,000,000
June 16, 2015	June 16, 2005	PG	6.25	750,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS				1,250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.82839				1,035,489,800	(69)

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS
October 12, 2010	October 12, 2005	EMTN72	6.375	250,000,000

TOTAL PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS				250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.79730				199,325,000	(125)

PAYABLE IN EUROPE IN POUND STERLING
July 28, 2009	July 28, 2004	EMTN65	5.375	200,000,000

TOTAL PAYABLE IN EUROPE IN POUND STERLING				200,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $2.37714				475,427,600	(114)

PAYABLE IN EUROPE IN HONG KONG DOLLARS
June 26, 2013	June 12, 2003	EMTN61	4.10	500,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.17410				87,051,195	(13)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
August 17, 2015	August 17, 2005	EMTN71	7.75	300,000,000
September 20, 2016	September 20, 2006	EMTN78	9.00	300,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				600,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16514				99,082,160	(126)

PAYABLE IN EUROPE IN NEW TURKISH LIRA
December 12, 2008	December 12, 2006	EMTN79	19.25	75,000,000

TOTAL PAYABLE IN EUROPE IN NEW TURKISH LIRA				75,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.77347				58,010,204	(54)

TOTAL BONDS				104,401,545,187

TREASURY BILLS				3,069,098,000	(84)

U.S. COMMERCIAL PAPER (in U.S. Dollars)				180,000,000	(91)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.41134				254,040,800

TOTAL PUBLICLY HELD DEBT				107,724,683,987

OTHER DEBT
SCHOOL BOARD TRUST DEBT Year ending March 31
2037	2004	5.90		891,000,000
Less: Sinking Fund				(42,574,771)

				848,425,229	(23)

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				127,373,557,535
Consolidation and other adjustments				1,728,872,572

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES AFTER CONSOLIDATION AND OTHER ADJUSTMENTS				129,102,430,107	(83)

DEBT ISSUED FOR INVESTMENT PURPOSE*
ONTARIO POWER GENERATION INC				5,126,000,000
HYDRO ONE INC				3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				8,885,000,000

*  Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

Debt Issued for Ontario Electricity Financial Corporation (OEFC) PAYABLE IN CANADA IN CANADIAN DOLLARS

NON-PUBLIC DEBT
Canada Pension Plan Investment Fund:
2008	1988	CPP	9.13 to 9.72	388,715,000
2009	1989	CPP	9.62 to 10.31	589,319,000
2010	1990	CPP	9.61 to 10.31	650,712,000
2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000

TOTAL NON-PUBLIC DEBT				1,859,212,000	(5)

PAYABLE IN CANADA IN CANADIAN DOLLARS
PUBLICLY HELD DEBT
October 1, 2008	February 13, 2004	DMTN85	3 CBA+0.03	736,000,000	(28) (107)
December 1, 2008	January 22, 1999	HC-LZ	5.70	650,000,000
April 6, 2009	December 11, 2006	DMTN143	3 CBA+0.01	50,000,000	(6)
May 19, 2009	April 30, 2004	DMTN112	4.00	5,000,000	(8)
May 19, 2009	May 4, 2004	DMTN113	Step-up	25,000,000	(12)
May 19, 2009	May 24, 2005	DMTN106	4.00	525,000,000	(89)
August 13, 2009	February 13, 2004	DMTN99	3.21	357,226,390	(124)
October 1, 2009	October 5, 2004	DMTN126	3 CBA+0.03	350,000,000
November 19, 2009	July 26, 2000	HC-MU	6.20	500,000,000
November 19, 2010	September 1, 2000	HC-NK	6.10	500,000,000
March 15, 2011	March 15, 2001	DMTN3	6.80	50,000,000	(37)
December 2, 2011	July 20, 2001	DMTN8	6.10	500,000,000
December 2, 2012	May 12, 2003	DMTN53	5.375	500,000,000
June 2, 2013	May 28, 2003	DMTN69	4.75	500,000,000
March 8, 2014	January 28, 2004	DMTN93	5.00	1,000,000,000	(109)
March 8, 2015	January 24, 2005	DMTN135	4.50	500,000,000
March 8, 2016	February 14, 2006	DMTN163	4.40	1,800,000,000	(105)
March 8, 2017	January 12, 2007	DMTN 173	4.30	500,000,000	(19)
June 2, 2018	June 6, 2005	DMTN79	5.50	110,000,000	(10)
June 2, 2020	February 22, 2005	DMTN140	4.85	29,000,000	(92)
September 8, 2023	November 29, 2004	HP	8.10	50,000,000	(59)
June 2, 2027	February 4, 2000	HC-KJA	7.60	100,500,000	(61)
August 25, 2028	April 6, 1999	HC-LQA	6.25	78,600,000
June 2, 2031	February 24, 2000	HC-NF	6.20	500,000,000	(51)
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	715,099,000	(44)
June 2, 2037	September 1, 2006	DMTN164	4.70	400,000,000	(103)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				11,031,425,390

PAYABLE IN EUROPE IN CANADIAN DOLLARS
April 17, 2013	June 3, 2003	EMTN56	5.50	150,000,000
July 8, 2014	July 8, 2004	EMTN63	3CBA+0.07	500,000,000
February 17, 2015	February 17, 2005	EMTN69	4.50	200,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				850,000,000

PAYABLE IN EUROPE IN SWISS FRANCS
July 8, 2013	July 8, 2003	EMTN60	2.50	300,000,000

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.02348				307,045,455	(35)

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Date of	Date of		Interest
Maturity	Issue	Series	Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS
September 2, 2009	September 2, 2004	EMTN67	5.75	150,000,000
July 13, 2012	July 13, 2005	EMTN70	5.50	125,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				275,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.93634				257,492,275	(112)

PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS
November 30, 2016	November 30, 2006	AUD1	6.00	300,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.87508				262,525,500	(132)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
November 22, 2010	November 22, 2005	EMTN75	7.75	300,000,000
July 5, 2011	July 5, 2006	EMTN76	8.00	300,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				600,000,000

CANADIAN DOLLARS EQUIVALENT EXCHANGE RATE OF $0.16629				99,773,408	(116)

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
March 28, 2008	March 7, 2003	GLB-NW	3.282	300,000,000	(88)
October 1, 2008	March 19, 2001	GLB-MBb	5.50	250,000,000
February 3, 2015	February 3, 2005	GLB-PE	4.50	500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				1,050,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.29567				1,360,450,000	(93)

TOTAL BONDS				14,168,712,028

TREASURY BILLS				1,583,000,000

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC				17,610,924,028
DIRECT OEFC DEBT				10,279,217,500

TOTAL OEFC DEBT				27,890,141,528

References:

1.	All debt is non-callable, except as noted below. CBA is Canadian Bankers’ Acceptance Rate; 3 CBA is a three month floating rate; LIBOR is London Inter-bank Offered Rate. All foreign currency debt has been converted into Canadian dollars at the rates of the currency exchange agreements if the debt is hedged, or at year end exchange rates if unhedged. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2007 are: Australian dollar 0.9343, Euro 1.5418, Hong Kong dollar 0.147547, Japanese yen 0.009806, New Zealand dollar 0.8251, South African rand 0.1580, Swiss franc 0.9508, United States dollar 1.1529, U.K. pound 2.2697 and New Turkish lira 0.8262.

2.	DMTN128: Bonds were extended at the option of the Province on the initial maturity date of October 27, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 27, 2011. Interest is payable semi-annually at 4.0% in years 1-2, 4.2% in year 3, 4.5% in year 4, 4.9% in year 5, 5.35% in year 6, 5.8% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.08%.

3.	DMTN129: Bonds were extended at the option of the Province on the initial maturity date of October 29, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 29, 2014. Interest is payable monthly at 4.2% in year 1, 4.25% in year 2, 4.35% in year 3, 4.5% in year 4, 4.65% in year 5, 4.85% in year 6, 5.25% in year 7, 5.5% in year 8, 6.0% in year 9 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.08%.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

4.	DMTN53: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.2 million in Series DMTN53.

5.	CPP: Securities sold to the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. In the case of redemption before maturity, the Ontario Securities are to be redeemed in the order in which they were issued and the amount of Ontario Securities to be redeemed at any time shall be proportionate to the amount of all securities then held to the credit of the said fund represented by Ontario Securities.

Effective July 1, 2005, under a side-letter agreement signed between the Canada Pension Plan Investment Board (“CPPIB”) and the Province, CPPIB is offering the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years as of July 1, 2005 (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture). These debentures are not negotiable or transferable and are assignable only to a wholly-owned subsidiary of the Canada Pension Plan Investment Board.

6.	DMTN143: During the 2006-07 fiscal year, Series DMTN143 was re-opened once, bringing the total issue size to $600 million, including $50 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.55%.

7.	CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

8.	DMTN112 (OEFC): During the 2006-07 fiscal year Bond holder exercised the option to exchange $25 million of these bonds to series DMTN106.

9.	Domestic USD Bonds: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.18350. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on these debt to a fixed rate of 4.70%.

10.	DMTN79: During the 2006-07 fiscal year, Series DMTN79 was re-opened six times, bringing the total issue size to $715 million including $110 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $125 million of this debt to a fixed rate of 4.84%.

11.	DMTN119: During the 2006-07 fiscal year, the Bond holders of series DMTN168 exercised the option to exchange $100 million to series DMTN119.

12.	DMTN113 (OEFC): Interest is payable semi-annually at 3.5% in 1-2 years and thereafter at 4.0% until the final maturity date.

13.	EMTN61: The Province entered into currency exchange agreements that effectively converted these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.17410. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.99%.

14.	Japan JPY Bonds: The Province entered into currency exchange agreements that effectively converted 10 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.011992. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $120 million of these debt to a fixed rate of 6.18%; the remaining debt of $147 million is at a coupon rate of 1.59%.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

15.	EMTN JPY Bonds: The Province entered into currency exchange agreements that effectively converted 17.1 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.011714. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $200 million of these debt to a fixed rate of 6.03%; the remaining debt of $147 million is at a coupon rate of 1.51%.

16.	RRPF: Debt matured on March 31, 2007, but not settled until April 2, 2007.

17.	EMTN68: Interest is payable annually at 3.72% in year 1, 3.87% in year 2, 4.02% in year 3 and 4.17% in the final year. The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.15800. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month US LIBOR rate minus 0.24%.

18.	DMTN147: Bonds are extendible at the option of the Province on the initial maturity date of June 17, 2007 and on each extended maturity date thereafter to the final maturity date of June 17, 2017. Interest is payable semi-annually at 4.0% in years 1-2, 4.05% in years 3-4, 4.1% in years 5-6, 4.15% in years 7-8, 4.2% in year 9, 4.25% in year 10, 4.75% in year 11 and 5.25% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

19.	DMTN173: During the fiscal year 2006-07, the Series DMTN173 was re-opened once, bringing the total issue size to $1,000 million, including $500 million for OEFC.

20.	JK: Bonds are retractable in whole or in part at the option of the bond holders on March 1, 2010.

21.	JG: During the fiscal year 2006-07, bondholders of Series JF exercised the option to exchange $132.95 million to Series JG.

22.	DMTN146: Bonds are extendible at the option of the Province on the initial maturity date of June 20, 2007 and on each extended maturity date thereafter to the final maturity date of June 20, 2017. Interest is payable semi-annually at 4.0% in years 1-3, 4.2% in years 4-5, 4.25% in years 6-7, 4.3% in years 8-9, 4.5% in year 10, 5.0% in year 11 and 5.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.09%.

23.	SBT: The School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards to support their capital projects prior to the introduction of the student focussed funding model in 1998. The trust issued 30-year sinking fund debentures amounting to $891 million in June 2003. The Trust provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. These amounts will be reduced over the 30-year period by the transfer payments made by Ministry of Education to the Trust under the School Board Operating Grant program.

24.	Series HZ, JA, JB, JC, JD: These are zero coupon Bonds which require unequal payments consisting of principal and interest to be made at predetermined irregular intervals. During the fiscal year 2006-07, principal repaid was $1 million. By January 10, 2035, the principal to be repaid on these Bonds will be $230.8 million.

25.	DMTN145: Bonds are extendible at the option of the Province on the initial maturity date of June 21, 2007 and on each extended maturity date thereafter to the final maturity date of June 21, 2010. Interest is payable semi-annually at 3.1% in years 1-2, 3.3% in year 3, 4.0% in year 4 and 4.7% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

26.	DMTN137: Bonds were extended at the option of the Province on the initial maturity date of January 28, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 28, 2015. Interest is payable semi-annually at 4.1% in years 1-2, 4.15% in year 3, 4.25% in year 4, 4.35% in year 5, 4.5% in year 6, 4.75% in year 7, 5.0% in year 8, 5.75% in year 9, and 6.5% in the final

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year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.10%.

27.	Europe Euro Bonds: The Province entered into currency exchange agreements that effectively converted these Euro obligations to Canadian dollar obligations at an exchange rate of 1.70189. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $1,243 million of this debt to a fixed rate of 5.54% and $995 million to a 3 month CBA rate plus 0.09%.

28.	DMTN85 (OEFC): The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.60%.

29.	OSB: The outstanding amounts represent bonds matured but not yet presented for redemption. No interest is earned on these bonds.

30.	OSB: The Province issues fixed rate Ontario Savings Bonds for a term of three years every year.

31.	DMTN148: Bonds are extendible at the option of the Province on the initial maturity date of June 21, 2007 and on each extended maturity date thereafter to the final maturity date of June 21, 2010. Interest is payable semi-annually at 3.05% in years 1-2, 3.7% in year 3, 4.0% in year 4 and 4.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

32.	DMTN149: Bonds are extendible at the option of the bond holders on the initial maturity date of June 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable at the option of the bond holders on June 13, 2016 for series DMTN119. Interest is payable semi-annually at 3.6% until June 2, 2016 and 4.8% thereafter if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 4.67%.

33.	DMTN127: Bonds were extended at the option of the Province on the initial maturity date of October 14, 2006 and are extendible annually on each extended maturity date thereafter to the final maturity date of October 14, 2009. Interest is payable annually at 4.0% in years 1-2, 4.1% in year 3, 4.4% in year 4, 5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a 3 month CBA rate minus 0.08%.

34.	MW: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month CBA rate minus 0.05%.

35.	EMTN60 (OEFC): The Province entered into currency exchange agreements that effectively converted these Swiss francs obligations to Canadian dollar obligations at an exchange rate of 1.02348. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.99%.

36.	DMTN150: Bonds are callable at the option of the Province on July 5, 2007. Interest is payable semi-annually at 3.05% in years 1-2 and 4.2% thereafter. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%.

37.	DMTN3 (OEFC): Interest is payable at 5.50% for the first four years and 6.80% for the remaining six years.

38.	DMTN133: Bonds are retractable at the option of the bond holders on December 2, 2014 or exchangeable for series DMTN119 at par on December 15, 2014. Interest is payable at 4.0% until December 2, 2014 and thereafter at 5.35% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.26%.

39.	DMTN151: Bonds are extendible at the option of the Province on the initial maturity date of August 22, 2007 and on each extended maturity date thereafter to final maturity date of August 22, 2017. Interest is payable semi-annually at 4.1% in years 1-2 and 4.2% in year 3, 4.25% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in years 7-8, 4.6% in year 9, 4.75% in year 10, 5.0% in year 11 and 5.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.25%.

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40.	DMTN152: Registered bond holder has the right to extend the bond on the initial maturity date of December 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable on December 14, 2016 for series DMTN119 at par. Interest is payable semi-annually at 3.75% until the initial maturity date and thereafter at 4.75% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 4.76%.

41.	JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million.

42.	DMTN175: During the fiscal year 2006-07, the Series DMTN 175 was re-opened three times bringing the total issue size to $580 million. Bonds are callable at the option of the Province on June 2, 2009 at par. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 1 month CBA rate minus 0.12%.

43.	Global USD Bonds: The Province entered into currency exchange agreements that effectively converted 12,050 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.24564. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $15,008 million of these debt to a fixed rate of 4.70%; $2 million to 3 month CBA rate plus 0.11%.

44.	DMTN158: This Real Return Bond bears interest adjusted in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839. Principal amount will be indexed to include CPI adjustment on redemption date. The amount outstanding represents the indexed value of the principal of $300 million for the Province and $700 million on-lent to OEFC. Interest is payable semi-annually at 2.0% on the indexed principal. The Province has entered into real return swaps and interest rate swaps that synthetically converted $300 million of this debt to a nominal debt at fixed rate of 4.66%.

45.	DMTN1: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.02%.

46.	MN: Interest is payable quarterly at a three-month Canadian BA rate plus 0.85% for the first two years, and thereafter at 5.75% semi-annually. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.07%.

47.	DMTN174: Bonds are extendible at the option of the Province on the initial maturity date of January 31, 2009 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 31, 2014. Interest is payable semi-annually at 4.2% in years 1-2, 4.25% in year 3, 4.3% in year 4, 4.45% in year 5, 4.75% in year 6 and 5.3% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.01%.

48.	DMTN134: Bonds were extended at the option of the Province on the initial maturity date of January 19, 2007 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 19, 2017. Interest is payable semi-annually at 4.2% in years 1-2, 4.5% in years 3-4, 4.75% in year 5, 5.0% in year 6, 5.25% in year 7, 5.5% in year 8, 5.75% in year 9, 6.0% in year 10, 6.5% in year 11 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.09%.

49.	DMTN154: Bonds are extendible at the option of the Province on the initial maturity date of September 21, 2007 and on each extended maturity date thereafter to final maturity date of September 21, 2017. Interest is payable semi-annually at 4.0% in years 1-2 and 4.1% in years 3-4, 4.2% in years 5-6, 4.3% in years 7-8, 4.5% in year 9, 4.6% in year 10, 5.0% in year 11, 5.25% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.19%.

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50.	DMTN136: Interest rate on this debt is capped at 3.25% in year 1, 3.90% in year 2 and 4.65% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.67%.

51.	NF: Outstanding amount is $3,000 million, including $500 million on-lent to OEFC until June 2, 2010, after which the issue will be assumed by the Province until the maturity date.

52.	DMTN157: Interest is payable semi-annually at 15.0% until January 13, 2006 and thereafter at 5.0%.

53.	DMTN70: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.02%.

54.	EMTN79: The Province entered into currency exchange agreements that effectively converted these New Turkish lira obligations to Canadian dollar obligations at an exchange rate of 0.77347. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.08%.

55.	DMTN170: Bonds are extendible at the option of the Province on the initial maturity date of November 22, 2008 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of November 22, 2013. Interest is payable semi-annually at 4.15% in years 1-2, 4.2% in year 3, 4.25% in year 4, 4.45% in year 5, 4.75% in year 6 and 5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.04%.

56.	DMTN116: Bonds are extendible at the option of the bond holders on the initial maturity date of September 8, 2013 to the final maturity date of March 8, 2033. Interest is payable semi-annually at 4.625% until the initial maturity date and at 5.85% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.08%.

57.	DMTN10: During the fiscal year 2006-07, the Series DMTN10 was re-opened once, bringing the total issue size to $340 million.

58.	DMTN155: Bonds are extendible at the option of the Province on the initial maturity date of September 22, 2007 and on each extended maturity date thereafter to final maturity date of September 22, 2010. Interest is payable monthly at 3.25% in years 1-2 and 3.5% in year 3, 3.75% in year 4 and thereafter at 4.0% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.20%.

59.	HP: Total outstanding amount is $990.6, including $50 million for OEFC.

60.	DMTN46: Series DMTN46 is a zero coupon bond. The principal and interest is repayable on a blended semi-annual instalment. During the fiscal year 2006-07, principal repaid was $3.4 million.

61.	KJ: Total outstanding amount is $4,835 million, including $101 million for OEFC.

62.	OSB: 2000-2006 Series are redeemable at the option of the holder on June 21 and December 21 and also on or before the 14th calendar day following the redemption date, with the exception of fixed rate bonds which are redeemable at maturity only. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

63.	DMTN156: Bonds are extendible at the option of the Province on the initial maturity date of September 26, 2007 and on each extended maturity date thereafter to final maturity date of September 26, 2017. Interest is payable semi-annually at 3.75% in years 1-2 and 3.85% in years 3-4, 3.95% in year 5, 4.05% in year 6, 4.15% in year 7, 4.25% in year 8, 4.5% in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.26%.

64.	KC: During the fiscal year 2006-07, the Province purchased $112 million of these bonds for cancellation at a premium of $66.8 million.

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65.	OPB & OPPT: Pursuant to the Ontario Public Service Employees’ Pension Act 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”) based on accurate data when it was available. On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement and resulting the existing split after debt payment. The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

66.	OSB (Step-up): 2002 Series: Interest is payable at 2.50% in year 1, 3.75% in year 2, 4.5% in year 3, 5.0% in year 4 and 5.5% in the final year. 2003 Series: Interest is payable at 2.75% in year 1, 3.25% in year 2, 3.5% in year 3, 4.0% in year 4 and 4.25% in the final year. 2004 Series: Interest payable at 1.7% in year 1, 3% in year 2, 3.5% in year 3, 4.5% in year 4 and 6% in the final year. 2005 Series: Interest payable at 2.25% in year 1, 2.75% in year 2, 3.0% in year 3, 3.5% in year 4 and 4.0% in the final year. 2006 Series: Interest payable at 3.7% in year 1, 3.8% in year 2, 3.9% in year 3, 4.0% in year 4 and 4.25% in the final year.

67.	OSB (Variable): The Minister of Finance resets the interest rate every six months. Effective December 21, 2006, the interest rate was set at 3.9%.

68.	DMTN85: The Province entered into interest rate agreements that effectively converted the interest rate obligation on $1,810 million of this debt to a fixed rate of 4.04% and the balance $550 million to a floating 1 month CBA rate minus 0.03%.

69.	Global NZD Bonds: The Province entered into currency exchange agreements that effectively converted these New Zealand dollar obligations to Canadian dollar obligations at an exchange rate of 0.82839. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.70%.

70.	DMTN159: Bonds are extendible at the option of the Province on the initial maturity date of October 31, 2007 and on each extended maturity date thereafter to final maturity date of October 31, 2017. Interest is payable semi-annually at 4.0% in years 1-2 and 4.1% in year 3, 4.2% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in year 7, 4.6% in year 8, 4.75% in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.55%.

71.	LZ: During the fiscal year 2006-07, the Series LZ was re-opened once, bringing the total issue size to $1,607.5 million.

72.	EMTN77: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.11300. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.64%.

73.	DMTN160: Bonds are extendible at the option of the Province on the initial maturity date of November 4, 2007 and on each extended maturity date thereafter to final maturity date of November 4, 2010. Interest is payable semi-annually at 3.7% in years 1-2 and 3.85% in year 3, 4.1% in year 4, 4.5% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.55%.

74.	DMTN166: Series DMTN166 was re-opened four times, bringing the total issue size to $154.7 million.

75.	DMTN91: Bonds were extended at the option of the Province on the initial maturity date of January 26, 2006, and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of January 26, 2009. Interest is payable semi-annually at 3.75% in years 1-2, 3.90% and 4.05% for the two payments in year 3, 4.20% and 4.45% for the two payments in year 4, and 5.25% and 6.00% for the two payments in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.08%.

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76.	DMTN123: Bonds were extended at the option of the Province on the initial maturity date of October 1, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 1, 2010. Interest is payable semi-annually at 4.0% in years 1-2, 4.1% in year 3, 4.3% in year 4, 4.9% in year 5, 5.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

77.	DMTN162: Bonds are extendible at the option of the Province on the initial maturity date of December 7, 2007 and on each extended maturity date thereafter to final maturity date of December 7, 2017. Interest is payable monthly at 4.2% in years 1-2 and 4.25% in year 3, 4.35% in year 4, 4.45% in year 5, 4.5% in year 6, 4.6% in year 7, 4.7% in year 8, 4.85% in year 9, 5.0% in year 10 and 5.25% in year 11 and 5.5% final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.47%.

78.	DMTN98: Bonds were extended at the option of the Province on the initial maturity date of February 12, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of February 12, 2009. Interest is payable semi-annually at 3.25% in years 1-2, 3.40% and 3.60% for the two payments in year 3, 3.80% and 4.30% for the two payments in year 4, and 5.00% and 6.00% for the two payments in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.08%.

79.	EMTN34: Proceeds of issue and repayment of principal are in Japanese yen. Interest is payable in U.S. dollars annually based on a notional principal of USD 86.3 million at 3.58%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 6.35%.

80.	EMTN36: Proceeds of issue and repayment of principal are in Japanese yen. Interest is payable in US dollars semi-annually based on a notional principal of USD57.1 million at 2.6%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.57%.

81.	DMTN139: Bonds were extended at the option of the Province on the initial maturity date of February 25, 2007 and are extendible annually on each extended maturity date thereafter to the final maturity date of February 25, 2010. Interest is payable annually at 3.25% in years 1-2, 3.6% in year 3, 4.25% in year 4, and 5.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.10%.

82.	DMTN87: Outstanding amount includes bonds held by Agricorp, a government organization, of $9 million in Series DMTN87.

83.	Total Debt Issued for Provincial Purposes after consolidation and other adjustments include the following debt issued by other government organizations: $2,070 million by Ontario Mortgage and Housing Corporation, $79 million by Ontario Municipal Improvement Corporation, $1,262 million by Ontario Infrastructure Projects Corporation and the debt of Royal Ontario Museum of $59 million and Independent Electricity System Operator of $5 million and offset by elimination of Ontario Mortgage and Housing Corporation’s debt of $1,157 million and Ontario Treasury Bills and Bonds held by other organizations and agencies of $403 million.

84.	The Treasury Bills balance includes the following Treasury Bills holdings by government organizations: $194 million held by the Northern Ontario Heritage Fund Corporation, $102 million held by Ontario Trillium Foundation, $85 million held by Ontario Reality Corporation and $33 million held by Ontario Securities Commission.

85.	DMTN118: Bonds were extended at the option of the Province on the initial maturity date of September 7, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of September 7, 2011. Interest is payable semi-annually at 4.1% in years 1-2, 4.25% in year 3, 4.6% in year 4, 4.85% in year 5, 5.0% in year 6 and 6.0% in the final year. In addition, the Province entered into interest

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rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.07%.

86.	DMTN153: During the fiscal year 2006-07, the Series DMTN153 was re-opened once, bringing the total issue size to $175 million.

87.	DMTN101: Bonds were extended at the option of the Province on the initial maturity date of March 19, 2006, and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of March 19, 2011. Interest is payable monthly at 3.25% in years 1-2, 3.30% in year 3, 3.90% in year 4, 5.00% in year 5, 5.40% in year 6, and 6.35% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.09%.

88.	NW (OEFC): Bonds are callable in full but not in part at the option of the Province on September 7, 2007.

89.	DMTN106: During the 2006-07 fiscal year, Series DMTN106 was re-opened once, bringing the total issue size to $1,775 million including $525 million for OEFC. During the fiscal year 2006-07 bond holders of Series DMTN112 exercised the option to exchange $25 million to Series DMTN106. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $500 million of this debt to a fixed rate of 4.37%.

90.	MH: The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

91.	U.S. Commercial Paper issues are non-interest bearing with maturities up to 91 days.

92.	DMTN140: During fiscal year 2006-07, Series DMTN140 was re-opened twice, bringing the total issue size to $553 million, including $29 million for OEFC.

93.	Global USD Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.29567. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $1,008 million of these debt to a fixed rate of 4.98% and $352 million to a floating three month U.S. LIBOR rate minus 0.1%.

94.	DMTN62: During the fiscal year 2006-07, the Series DMTN62 was re-opened once, bringing the total issue size to $75 million.

95.	DMTN144: During the fiscal year 2006-07, the Series DMTN144 was re-opened once, bringing the total issue size to $1,000.

96.	HJ: Outstanding amount includes bonds held by Agricorp, a government organization, of $6.8 million in Series HJ.

97.	DMTN8: Outstanding amount includes bonds held by Agricorp, a government organization, of $19 million in Series DMTN8.

98.	DMTN46: This is a variable payment, zero coupon bond with a yield of 4.53%.

99.	DMTN125: Bonds were extended at the option of the Province on the initial maturity date of October 27, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of October 27, 2014. Interest is payable semi-annually at 4.45% in years 1-2, 4.55% in year 3, 4.65% in year 4, 4.75% in year 5, 4.85% in year 6, 5.0% in year 7, 5.25% in year 8, 6.0% in year 9 and 7.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

100.	DMTN114: Bonds were extended at the option of the Province on the initial maturity date of July 7, 2006 and are extendible annually on each extended maturity date thereafter to the final maturity date of July 7, 2009. Interest is payable annually at 4.2% in years 1-2, 4.55% in year 3, 5.0% in year 4, and 5.5% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

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101.	DMTN103: Bonds were extended at the option of the Province on the initial maturity date of March 26, 2006, and are extendible annually on each extended maturity date thereafter to the final maturity date of March 26, 2014. Interest is payable annually at 4.00% in years 1-2, 4.10% in year 3, 4.15% in year 4, 4.30% in year 5, 4.50% in year 6, 4.75% in year 7, 5.00% in year 8, 5.25% in year 9, and 5.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.07%.

102.	DMTN165: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.9 million in Series DMTN 165. During the fiscal year 2006-07, the Series DMTN165 was issued and re-opened once, bringing the total issue size to $1,000 million.

103.	DMTN164: During the fiscal year 2006-07, the Series DMTN164 was re-opened ten times, bringing the total issue size to $5,500 million, including $400 million for OEFC.

104.	EMTN62: During the fiscal year 2006-07, the Province purchased $56.3 million of these bonds for cancellation.

105.	DMTN163: During the fiscal year 2006-07, Series DMTN163 was re-opened five times bringing the total issue size to $3,050 million, including $1,800 million for OEFC. During the 2006-07 fiscal year, the Bond holders of series DMTN172 exercised the option to exchange $50 million to series DMTN163.

106.	DMTN96: The Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 3.37%.

107.	DMTN85: During the fiscal year 2006-07, Series DMTN85 was re-opened six times bringing the total issue size to $3,096 million, including $736 million for OEFC.

108.	DMTN142: Interest rate is capped at 5.0%. The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.93%.

109.	DMTN93: Total issue size is $3,500 million, including $1,000 million for OEFC. Outstanding amount includes bonds held by Ontario Infrastructure Projects Corporation (formerly, Ontario Strategic Infrastructure Financing Authority) of $95 million.

110.	DMTN30: Bonds were extended at the option of the bond holders on the initial maturity date of December 5, 2002, and are extendible annually on each extended maturity date to the final maturity date of December 5, 2008. Interest is payable quarterly at a 3 month CBA rate minus 0.05% in year 1, minus 0.01% in year 2, plus 0.03% in year 3, plus 0.05% in year 4, plus 0.07% in year 5, and plus 0.08% in the final two years.

111.	NK: Outstanding amount includes bonds held by Agricorp, a government organization, of $20.3 million in Series NK.

112.	EMTN AUD Bonds (OEFC): The Province entered into currency exchange agreement that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.93634. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.20%.

113.	DMTN107: Bonds were extended at the option of the Province on the initial maturity date of May 5, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of May 5, 2011. Interest is payable semi-annually at 4.0% in years 1-2, 4.15% in year 3, 4.25% in year 4, 4.75% in year 5, 5.0% in year 6 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

114.	EMTN65: The Province entered into currency exchange agreements that effectively converted these pounds sterling obligations to Canadian dollar obligations at an exchange rate of 2.37714. In addition, the

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.30%.

115.	DMTN110: Bonds are retractable at the option of the bond holders on March 8, 2012 or if the bond holders do not retract the bonds the bond holders may exchange the bonds at par on March 21, 2012 for the Series DMTN61. Interest is payable semi-annually at 3.25% until March 8, 2012 and 5.85% to March 8, 2033. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.72%.

116.	EMTN ZAR Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted this South African rand obligation to Canadian dollar obligations at an exchange rate of $0.16629. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.89%.

117.	EMTN AUD Bonds: The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.77463. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.11%.

118.	EMTN35: The amount outstanding in legacy currency is French franc 3 billion. The French franc was converted to euro using conversion rate of one euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.72%.

119.	NZ: The Province entered into currency exchange agreement that effectively converted this euro obligation to Canadian dollar obligation at an exchange rate of 1.58460. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.23%.

120.	DMTN121: Bonds were extended at the option of the Province on the initial maturity date of September 20, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of September 20, 2011. Interest is payable semi-annually at 4.15% in years 1-2, 4.25% in year 3, 4.4% in year 4, 4.6% in year 5, 4.90% in year 6 and 6.0% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

121.	KD: The amount outstanding in legacy currency is French franc 3 billion. The French franc was converted to euro using conversion rate of one euro equals: 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month CBA rate plus 0.11%.

122.	ND: The Province entered into currency exchange agreements that effectively converted 10 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.012099. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $121 million of this debt to a fixed rate of 6.48%; the remaining debt of $392 million is at a coupon rate of 1.88%.

123.	OIIC: These are zero coupon bonds. Outstanding amount represents the amount payable at maturity.

124.	DMTN99: Principal and interest are repayable in semi-annual instalments of $90 million starting from August 13, 2004. The total outstanding debt is $428 million, including $357 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.50% on $357 million for OEFC and the remaining $71 million to a rate of 3.26%.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Continued

125.	EMTN72: The Province entered into currency exchange agreement that effectively converted this New Zealand dollar obligation to Canadian dollar obligation at an exchange rate of 0.79730. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to fixed rate of 4.24%.

126.	EMTN ZAR Bonds: The Province entered into currency exchange agreement that effectively converted this South African rand obligation to Canadian dollar obligation at an exchange rate of 0.16514. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate 4.34%.

127.	DMTN117: Bonds were issued at a premium of $47.5 million.

128.	DMTN102: Bonds are extendible at the option of the bond holders on March 8, 2009 to the final maturity date of March 8, 2033. If the bond holders extend the bonds the bond holders have the option to exchange the bonds for DMTN61 on March 18, 2009. Interest is payable semi-annually at 3.0% until March 8, 2009 and 5.85%, thereafter if extended. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a rate of 4.25%.

129.	DMTN108: Bonds were extended at the option of the Province on the initial maturity date of May 3, 2006 and are extendible semi-annually on each extended maturity date thereafter to the final maturity date of May 3, 2010. Interest is payable semi-annually at 3.5% in years 1-2, 3.75% in year 3, 4.25% in year 4, 5.5% in year 5 and 6.75% in the final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating rate of 3 month CBA rate minus 0.08%.

130.	LE: Outstanding amount includes bonds held by Agricorp, a government organization, of $15 million. The Province entered into interest rate agreements that effectively converted the interest rate obligation on $100 million of this debt to a 3 month CBA rate minus 0.13%.

131.	Europe CHF Bonds: The Province entered into currency exchange agreements that effectively converted 625 million of these Swiss franc obligations to Canadian dollar obligations at an exchange rate of 0.99115. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $596 million of this debt to a fixed rate of 4.13%.

132.	AUD1 (OEFC): The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.87508. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.24%.

133.	DMTN105: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.94%.

134.	DMTN100: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.71%.

135.	EMTN73: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.34%.

136.	EMTN74: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.16%.

137.	DMTN161: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.62%.

138.	MU: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 6.36%.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

II. OUTSTANDING DEBT — Concluded

139.	EMTN42: The Province entered into interest rate agreements that effectively converted the interest rate obligations on $150 million of this debt to a fixed rate of 5.59%.

140.	DMTN130: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.47%.

141.	OHC: Debentures issued to Ontario Mortgage and Housing Corporation (OMHC) are not negotiable and not transferable or assignable but are redeemable in whole or in part at the option of the OMHC on six months prior written notice.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO

For the year ended March 31, 2007

LOANS GUARANTEED

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2007	References
		%	$

MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS
Commodity Loan Guarantee Program	2006-07	Various	7,000,000
Feeder Cattle Loan Guarantee Program	2006-07	Various	12,500,000	(1)
FarmPlus Rural Loan Pool Program	2006-07	Various	7,800,000	(2)

TOTAL MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS			27,300,000

MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE
The Development Corporations Act
Total guarantees re various companies	Various	Prime+1	106,000
Youth Entrepreneurs Program	2001-05	Prime+1	1,360,583

TOTAL MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE			1,466,583

MINISTRY OF GOVERNMENT SERVICES
Bank of Montreal — Employee Corporate Travel Cards	2006	N/A	5,000,000
Ontario Housing Corporation Loans with Scotia Mortgage Corporation	1971-76	Various	13,970	(3)

TOTAL MINISTRY OF GOVERNMENT SERVICES			5,013,970

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Housing Corporation “Homes Now” Mortgage Financing Program	1989	Various	166,127,703	(4)

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			166,127,703

MINISTRY OF NATURAL RESOURCES
Freshwater Fish Marketing Corporation	1969	4.28	1,000,000
		Canada 5-yr
Kirkland Lake Engineered Wood Products	2007	+75 Basis	8,000,000
Fibratech Manufacturing, Inc.	2005	7	2,000,000

TOTAL MINISTRY OF NATURAL RESOURCES			11,000,000

MINISTRY OF NORTHERN DEVELOPMENT AND MINES
Algoma Central Railway	1995	N/A	6,200,000
Porcupine Joint Venture	1999	N/A	7,000,000

TOTAL MINISTRY OF NORTHERN DEVELOPMENT AND MINES			13,200,000

MINISTRY OF TOURISM
Ontario Place Corporation — Property Tax Assessment	2006	N/A	13,500,000
Niagara Parks Commission	2006	N/A	4,000,000

TOTAL MINISTRY OF TOURISM			17,500,000

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1
III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Continued

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2007	References
		%	$

MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES
Ontario Student Loan Plan:
Class “A”	Various	Prime	789,687,845
Class “B”	Various	Prime+1	78,955,569
Class “C”	Various	Prime+1	874,183,699

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			1,742,827,113

TOTAL LOANS GUARANTEED			1,984,435,369

OTHER GUARANTEES
MINISTRY OF TRANSPORTATION
GO Transit Willowbrook	2005	N/A	30,000,000
Other GO Transit sites	2005	N/A	1,800,000
LSR — Hamilton Bus Garage	2005	N/A	500,000

TOTAL MINISTRY OF TRANSPORTATION			32,300,000

MINISTRY OF FINANCE
Former Province of Ontario Savings Office (POSO) — Term Deposits	2003	N/A	96,172,388	(5)
Ontario Municipal Improvement Corporation	1991	9.61 to 11.25	79,021,000	(6)
Deposit Insurance Corporation of Ontario	2007	Various	10,000,000	(7)
Credit Facilities from Desjardins Credit Union:
To Waterloo-Oxford Co-operative Inc.	2006	Prime−1.5	4,110,000	(8)
To Huron Bay Co-operative Inc.	2006	Prime−1.5	3,000,000	(9)
To Madoc Co-operative Association	2006	Prime−1.5	2,100,000	(10)
To Manitoulin Livestock Co-operative	2006	Prime−1.5	700,000	(11)
To Cochrane Farmers Co-operative	2006	Prime−1.5	300,000	(12)
Loan Facility by Woodslee Credit Union loan to Pelee Island Co-operative Association	2005	4.75	600,000	(13)

TOTAL MINISTRY OF FINANCE			196,003,388

TOTAL OTHER GUARANTEES			228,303,388

TOTAL CONTINGENT LIABILITIES			2,212,738,757

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Continued

References:

1.	The Province’s maximum liability for the program is $200,000,000.

2.	The Province’s maximum liability for the program is $50,000,000.

3.	The Ministry of Finance assumed the contingent liability arising from the Mortgage Guaranty Fund of the Ontario Land Corporation, which was dissolved on March 31, 1987.

4.	Loans totaling $1,323 million taken by Ontario Housing Corporation for “Homes Now” from the Federal Government’s Canada Pension Plan allotment have been guaranteed by the Province. Starting 1993, most of these loans, except for loans related to Student Housing ($166,127,703), were refinanced by the private sector and funds realized were loaned to the Ministry of Finance. The Ministry of Finance will report its loan of $1,157 million as a liability therefore this should be excluded from the guarantee amount.

5.	Upon the sale of the former Province of Ontario Savings Office (“POSO”) to Desjardins Credit Union on March 31, 2003, the Province provided a maximum five year guarantee up to March 31, 2008 for POSO term deposits (principal and interest) purchased up to March 31, 2003. The remaining outstanding amount of term deposits, guaranteed as at March 31, 2007 is $96 million.

6.	In accordance with the Capital Investment Plan Act, 1993, the Ontario Municipal Improvement Corporation’s (“OMIC”) assets and liabilities were transferred to the Ontario Financing Authority (“OFA”) on November 15, 1993. OMIC received loans from the Canada Pension Plan (“CPP”) and the Province, which OMIC used to make loans to municipalities and school boards under similar terms as its debt.

7.	The Province has guaranteed the repayment of revolving credit facility made by Canadian Imperial Bank of Commerce to the Deposit Insurance Corporation of Ontario (“DICO”) for a period beginning January 1, 2007 and ending December 31, 2007. The maximum amount guaranteed is $10 million including interest, costs and expenses thereon. DICO will pay the Province a guarantee fee of 0.005% of credit facility plus 0.05% of actual borrowings.

8.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Waterloo-Oxford Cooperative Inc. (“WOC”) for a period beginning July 4, 2006 ending July 3, 2007. The maximum amount guaranteed is $4.11 million including interest, costs and expenses thereon. WOC will pay the Province a guarantee fee of 0.005% of actual borrowings.

9.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Huron Bay Cooperative Inc. (“HBC”) for a period beginning June 29, 2006 ending June 28, 2007. The maximum amount guaranteed is $3 million including interest, costs and expenses thereon. HBC will pay the Province a guarantee fee of 0.005% of actual borrowings.

10.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Madoc Co-operative Association (“MCA”) for a period beginning July 5, 2006 and ending July 5, 2007. The maximum amount guaranteed is $2.1 million including interest, costs and expenses thereon. MCA will pay the Province a guarantee fee of 0.005% of actual borrowings.

11.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Manitoulin Livestock Co-operative (“MLC”) for a period beginning July 10, 2006 and ending July 9,

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

III. CONTINGENT LIABILITIES — OBLIGATIONS GUARANTEED BY
THE PROVINCE OF ONTARIO — Concluded

2007. The maximum amount guaranteed is $0.7 million including interest, costs and expenses thereon. MLC will pay the Province a guarantee fee of 0.005% of actual borrowings.

12.	The Province has guaranteed the repayment of non-revolving credit facility made by Desjardins Credit Union to Cochrane Farmers Co-operative (“CFC”) for a period beginning July 10, 2006 and ending July 9, 2007. The maximum amount guaranteed is $0.3 million including interest, costs and expenses thereon. CFC will pay the Province a guarantee fee of 0.005% of actual borrowings.

13.	The Province has guaranteed the repayment of loan facility made by Woodslee Credit Union Limited to Pelee Island Cooperative Association for a period beginning October 6, 2005 ending October 5, 2020. The maximum amount guaranteed is $0.6 million including interest, costs and expenses thereon.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN

As at March 31, 20071

The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.

2.	Theriault in respect of mining leases to Hemlo Gold Mines v. HMQRO.

3.	Chiefs of Ontario v. HMQRO.

4.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al v. HMQRO.

5.	Monaghan, John Richard v. HMQRO.

6.	Alberto Docouto v. HMQRO.

7.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.

8.	R. Shawn A. Cantlon v. HMQRO.

9.	Anne and Alexander Larcade v. HMQRO.

10.	Pearson v. Inco Ltd., HMQRO.

11.	Ayok, Chol v. York University.

12.	Frank Defazio, et al. v. HMQRO, Toronto Transit Commission, Pinchen Environmental Consultants, et al.

13.	Dumoulin v. Ontario Realty Corporation and HMQRO.

14.	Palahnuk, Robert E. v. HMQRO.

15.	Deutsch, Melvin P. v. HMQRO.

16.	Augier, Gideon McGuire v. HMQRO.

17.	Mortune, Felicia v. HMQRO.

18.	Deep, Dr. Albert Ross v. HMQRO.

19.	Mastronardi, Giovanna v. HMQRO.

20.	Koumoundouros, Terry v. HMQRO.

21.	General Motors Corporation v. HMQRO.

22.	West Nile Virus v. HMQRO.

23.	Adam’s Mine Rail Haul v. HMQRO.

24.	Twain, Jim Chief v. HMQRO.

25.	Aylmer Meat Packers Inc. v. HMQRO.

26.	Williams Andrea v. HMQRO.

27.	Office & Professional Employees International Union and Ontario Public Service Employees’ Union v. HMQRO.

28.	Harrison, John Arthur v. HMQRO.

1 Updated for changes up to the date of release of Public Accounts

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN — Continued

29.	Whole World Trade Ltd. v. HMQRO.

30.	Shokri-Razghi, Sarah v. HMQRO.

31.	Sarazin, Daniel Lynden v. HMQRO.

32.	Wong, Anthony v. HMQRO.

33.	Foster, Tracey Marie v. HMQRO.

34.	Brown, Vincent v. HMQRO.

35.	Zoran Djuric v. HMQRO.

36.	Phaneuf, Sylvie v. HMQRO.

37.	Abou-Elmaati, Ahmad v. HMQRO.

38.	Strong, John v. HMQRO

39.	Corsine, Allison. v. HMQRO.

40.	Hamilton Kilty Hockey Club Inc. v. HMQRO.

41.	Ketenjian, Vahe v. HMQRO

42.	Leclair, Dianne v. HMQRO

43.	Chuang, David Dr. v. HMQRO

44.	Greenfield Ethanol v. HMQRO

45.	British Energy Ltd. V. HMQRO

46.	Wareham, Janice Ann v. HMQRO

47.	Palu-Corbelli Corporation v. HMQRO

48.	Hotz, Sandra, et al. v. HMQRO

49.	Brett, L. Brenda and Wells, C. Thomas v. HMQRO

50.	Peter Fallis v. HMQRO.

52.	Hartley, Mason v. HMQRO.

53.	Rigillio v. Ontario v. HMQRO.

54.	Kam-Tim Tong and Chatterjee et al. v. HMQRO.

55.	Sagharian v. Ontario, Ministries of Education, Community & Social Services, Children & Youth Services and Ministry of Health & Long-Term Care.

56.	Anderlis Leasing Enterprises et al. v. HMQRO.

57.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al v. HMQRO.

58.	First Class Casinos and Mr. Casino Inc. v. HMQRO.

59.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.

60.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN — Continued

61.	Roy Michano et al., for themselves and on behalf of the members of the Pic Heron Bay, Pays Plat, Rocky Bay, Whitesand, Pic Mobert, Red Rock, Sand Point and Long Lake No. 58 Bands of Indians v. HMQRO.

62.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.

63.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.

64.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.

65.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.

66.	Beaver House First Nation v. HMQRO.

67.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.

68.	Missanabie Cree First Nation v. HMQRO and HMQRC.

69.	Chapleau Cree v. HMQRO.

70.	Six Nations of the Grand River Band v. HMQRO.

71.	Mishkeegogamang First Nation and seventeen others v. HMQRO.

72.	Wikwemikong Indian Band v. HMQRO.

73.	Chippewas of Sarnia Band v. HMQRO.

74.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.

75.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.

76.	Big Grassy (Mishkosiimiiniiziibing) First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.

77.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.

78.	Walpole Island First Nations v. HMQRO.

79.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher v. HMQRO.

80.	Whitesand First Nation v. HMQRO.

81.	Red Rock First Nation v. HMQRO.

82.	Moose Deer Point First Nation v. HMQRO.

83.	Kinew, Tobasonakwut v. HMQRC and HMQRO.

84.	Garden River First Nation Reserve No. 14 v. HMQRO.

85.	Mushkegouk Council (Onasburgh) v. HMQRO.

86.	Kakeway, George v. HMQRO.

87.	Sinclare, Alfred v. HMQRO.

88.	Samson Indian Band and Nation v. HMQRO.

89.	Long Lake No. 58 First Nation v. HMQRO.

PUBLIC ACCOUNTS, 2006-2007 — VOLUME 1

IV. CLAIMS AGAINST THE CROWN — Concluded

90.	Biinjitiwaabik Zaaging Anishinabek First Nation (Rocky Bay Band) v. HMQRO

91.	Sand Point First Nation v. HMQRO

92.	Pic Mobert First Nation v. HMQRO

93.	Pays Plat First Nation v. HMQRO and HMQRC

94.	Agency One Damages v. HMQRO

95.	Abarquez et al. v. HMQRO

96.	Sood, Vishvander v. HMQRO

97.	Hartmann, Peter V. v. HMQRO

98.	Hassum, Amanda v. HMQRO

99.	Xu, Benjamin Rui Bin v. HMQRO

100.	Cottle, Charlene v. HMQRO

101.	Karchut, Boleslaw v. HMQRO

102.	Ayok Chol v. HMQRO